EXHIBIT T3E-2

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern District of TexaS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
DIAMOND SPORTS GROUP, LLC, et al.,[1]	)	Case No. 23-90116 (CML)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ JOINT CHAPTER 11 PLAN OF REORGANIZATION

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
Brian S. Hermann (admitted pro hac vice)
Andrew M. Parlen (admitted pro hac vice)
Joseph M. Graham (admitted pro hac vice)
Alice Nofzinger (admitted pro hac vice)
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990	Porter Hedges LLP
John F. Higgins (TX Bar No. 09597500)
M. Shane Johnson (TX Bar No. 24083263)
Megan Young-John (TX Bar No. 24088700)
Bryan L. Rochelle (TX Bar No. 24107979)
1000 Main St., 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6000
Facsimile: (713) 226-6248

Counsel to the Debtors and Debtors in Possession

WILMER CUTLER PICKERING HALE AND DORR LLP
Andrew N. Goldman (admitted pro hac vice)
Benjamin W. Loveland (admitted pro hac vice)
Lauren R. Lifland (admitted pro hac vice)
250 Greenwich Street
New York, New York 10007
Telephone: (212) 230-8800
Facsimile: (212) 230-8888

Section 327(e) Counsel to the Debtors and Debtors in Possession

Dated: April 17, 2024

1	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.ra.kroll.com/DSG. The Debtors’ service address for purposes of these chapter 11 cases is: c/o Diamond Sports Group, LLC, 3003 Exposition Blvd., Santa Monica, CA 90404.

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES		1
A.	Defined Terms	1
B.	Rules of Interpretation	26
C.	Computation of Time	27
D.	Governing Law	27
E.	Reference to Monetary Figures	27
F.	Reference to the Debtors or the Reorganized Debtors	27
G.	Certain Consent Rights	27
H.	Controlling Document	28

Article II. ADMINISTRATIVE AND PRIORITY CLAIMS		28
A.	Administrative Claims	28
B.	Professional Fee Claims	29
C.	DIP Claims	30
D.	Priority Tax Claims	31

Article III. CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS		31
A.	Classification of Claims and Interests	31
B.	Treatment of Classes of Claims and Interests	33
C.	Special Provision Governing Unimpaired Claims	37
D.	Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes	37
E.	Subordinated Claims	37
F.	Intercompany Interests	38
G.	Controversies Concerning Impairment	38
H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	38
I.	No Substantive Consolidation	38

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		38
A.	General Settlement of Claims and Interests	38
B.	Restructuring Transactions	39
C.	Sources of Consideration for Plan Distributions and Transfers on the Effective Date	40
D.	Marquee Interests	45
E.	Litigation Trust and Litigation Trust Assets	45
F.	Certain Securities Law Matters	50
G.	Corporate Existence	51
H.	Corporate Action	51
I.	Vesting of Assets in the Reorganized Debtors	52
J.	Dissolution of Diamond Sports Group, LLC	52
K.	Cancellation of Notes, Instruments, Certificates, and Other Documents	52
L.	Effectuating Documents; Further Transactions	53
M.	Exemptions from Certain Taxes and Fees	54
N.	New Organizational Documents	54
O.	New Shareholders Agreement	54
P.	Directors and Officers	55

Q.	Management Incentive Plan	55
R.	Preference Waiver	55
S.	Preservation of Causes of Action	56

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		56
A.	Assumption of Executory Contracts and Unexpired Leases	56
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	57
C.	Cure of Defaults and Objections to Cure and Assumption	58
D.	Dispute Resolution	58
E.	Insurance Policies	58
F.	Indemnification Provisions	59
G.	Director, Officer, Manager, and Employee Liability Insurance	59
H.	Employee and Retiree Benefits	60
I.	Workers Compensation Program	60
J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	60
K.	Reservation of Rights	61
L.	Non-Occurrence of Effective Date	61
M.	Contracts and Leases Entered Into After the Petition Date	61

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		61
A.	Timing and Calculation of Amounts to Be Distributed	61
B.	Distributions Generally	61
C.	Distributions on Account of Obligations of Multiple Debtors	62
D.	Administrative Consolidation for Distribution Purposes Only	62
E.	Rights and Powers of Distribution Agent	63
F.	Delivery of Distributions	63
G.	Manner of Payment	65
H.	Compliance Matters	65
I.	No Postpetition or Default Interest on Claims	65
J.	Foreign Exchange Rate	65
K.	Allocation Between Principal and Accrued Interest	65
L.	Setoffs and Recoupment	66
M.	Claims Paid or Payable by Third Parties	66
N.	Partial Distributions to Holders of Allowed General Unsecured Claims	67

Article VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		67
A.	Allowance of Claims	67
B.	Claims Administration Responsibilities	67
C.	Estimation of Claims	68
D.	Adjustment to Claims Without Objection	68
E.	Time to File Objections to Claims	68
F.	Disallowance of Claims	68
G.	Amendments to Claims	69
H.	No Distributions Pending Allowance	69
I.	Distributions After Allowance	69
J.	Disputed Claims Reserve	69

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		70
A.	Discharge of Claims	70
B.	Release of Liens	70
C.	Debtor Release	70

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D.	Third-Party Release	72
E.	Exculpation	73
F.	Injunction	74
G.	Waiver of Statutory Limitations on Releases	75
H.	Protection Against Discriminatory Treatment	75
I.	Recoupment	75
J.	Reimbursement or Contribution	76
K.	Term of Injunctions or Stays	76

Article IX. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		76
A.	Conditions Precedent to the Effective Date	76
B.	Waiver of Conditions Precedent	78
C.	Substantial Consummation	79
D.	Effect of Non-Occurrence of Conditions to Consummation	79

Article X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		79
A.	Modification of Plan	79
B.	Effect of Confirmation on Modifications	79
C.	Revocation or Withdrawal of Plan	80

Article XI. RETENTION OF JURISDICTION		80

Article XII. MISCELLANEOUS PROVISIONS		82
A.	Immediate Binding Effect	82
B.	Additional Documents	82
C.	Payment of Statutory Fees	82
D.	Payment of Certain Fees and Expenses	82
E.	Statutory Committee and Cessation and Expense Payment	83
F.	Request for Expedited Determination of Taxes	83
G.	Reservation of Rights	83
H.	Successors and Assigns	84
I.	Service of Documents	84
J.	Entire Agreement	86
K.	Plan Supplement Exhibits	87
L.	Non-Severability	87
M.	Votes Solicited in Good Faith	87
N.	Waiver or Estoppel	87
O.	Closing of Chapter 11 Cases	88
P.	Sinclair Settlement Order	88

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INTRODUCTION

Diamond Sports Group, LLC and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (each a “Debtor” and, together, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of the Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of the Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.	Defined Terms

1.         “1145 Securities” means the New Equity issued on the Effective Date (including the DIP MOIC Equity and the DIP Commitment Premium Equity), the Litigation Trust Interests (if any) (to the extent they are deemed to be securities), the Convertible A Exit Notes (if any), the New TopCo Equity issued upon conversion of the Convertible A Exit Notes (if any), and the Litigation CVRs (if any) (to the extent they are deemed to be securities).

2.         “Additional DIP Commitment Parties” means any entities that executed a joinder agreement to the DIP Commitment Letter after January 16, 2024, and became “Additional Commitment Parties” thereunder.

3.         “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code and section 1930 of chapter 123 of title 28 of the United States Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ business; (b) any superpriority Claim granted pursuant to the Cash Collateral Order or the DIP Order, as applicable; (c) any superpriority or other Claims of the Strategic Investor granted pursuant to any orders of the Bankruptcy Court authorizing and approving the Debtors’ entry into and performance under the Convertible B Exit Notes Commitment Letter and/or Commercial Agreement; and (d) Allowed Professional Fee Claims.

4.         “Administrative Claims Bar Date” means the Business Day that is 30 days after the Effective Date.

5.         “Affiliate” means, with respect to any Person, any other Person controlled by, controlling, or under common control with such Person and shall also include (a) any Related Fund of such Person and (b) any “affiliate” (as defined in section 101(2) of the Bankruptcy Code) of such Person. Notwithstanding anything in the Plan or Bankruptcy Code to the contrary, neither Sinclair Parent, any of its shareholders, Sinclair Television Group, Inc., Diamond Sports TopCo LLC, Diamond Sports Intermediate Holdings LLC, Diamond Sports Intermediate Holdings A LLC, nor Diamond Sports Holdings LLC shall be considered an Affiliate of the Debtors. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by,” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities, by contract, or otherwise).

6.         “Allowed” means with respect to any Claim that, except as otherwise provided in the Plan: (a) is evidenced by a Proof of Claim which is or has been timely Filed by the Bar Date or the Administrative Claims Bar Date, as applicable, or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code, the Plan, or a Final Order; (b) is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) is Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clause (a) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any claim that the Debtors may hold against the holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. “Allow,” “Allowing,” and “Allowance” shall have correlative meanings.

7.         “AP Reduction Amount” means the aggregate amount of interest paid as adequate protection payments to the First Lien Agent or other Holders of First Lien Claims after October 2, 2023, through and including the Effective Date pursuant to the Cash Collateral Order or the DIP Order, as applicable.

8.         “Avoidance Actions” means any and all actual or potential claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code or under similar or related state, federal, or foreign statutes and common law, including fraudulent transfer laws.

9.         “Awards” means equity-based awards (which are expected to be in the form of profits interests) issued under the Management Incentive Plan.

10.         “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

11.         “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases.

12.         “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

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13.         “Bar Date” means the applicable dates established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims [Docket No. 837], other than Claims for which the Bankruptcy Court entered an order excluding the Holders of such Claims from the requirement of Filing Proofs of Claim.

14.         “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a), or another day on which commercial banks in the State of Texas or the State of New York are closed for business as a result of federal, state, or local holiday.

15.         “Capitalized DIP Interest” means the aggregate amount of interest under the DIP Facility that has been paid-in-kind and capitalized into the principal of the DIP Facility as of the Effective Date.

16.         “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

17.         “Cash Collateral Order” means the Corrected Final Order (I) Authorizing Debtors to Use Cash Collateral; (II) Granting Adequate Protection to Prepetition Secured Parties; (III) Modifying Automatic Stay; and (IV) Granting Related Relief [Docket No. 572].

18.         “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, asserted or assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

19.         “Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered under Case No. 23-90116 (CML) in the Bankruptcy Court.

20.         “Charging Lien” means any Lien or other priority in payment for Prepetition Agent and Trustee Fees and Expenses to which any of the Prepetition Agents or Prepetition Notes Trustees is entitled, pursuant to each of the applicable Prepetition Credit Agreements, Prepetition Notes Indentures, or any ancillary documents, instruments, or agreements.

21.         “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

22.         “Claims Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

23.         “Claims Objection Deadline” means the deadline for objecting to a Claim asserted against a Debtor, which shall be (i) with respect to Administrative Claims other than Professional Fee Claims, including Administrative Claims arising under section 503(b)(9) of the Bankruptcy Code, the first Business

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Day following 90 days after the Administrative Claims Bar Date or (ii) with respect to all other Claims other than Professional Fee Claims the later of: (a) the first Business Day following 180 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice, upon a motion Filed on or before the day that is before 180 days after the Effective Date.

24.         “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Claims Agent.

25.         “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

26.         “Class A Litigation Proceeds” means 15% of the Litigation Proceeds to be distributed as follows: (a) if the Litigation Proceeds Condition has been met, to the Holders of First Lien Claims, or (b) if the Litigation Proceeds Condition has not been met, to the Holders of First Lien Claims and holders of Class A Litigation Trust Interests as set forth herein, in each case, until such Holders/holders have received total distributions (including the First Lien Paydown) equal to the amount of the First Lien Claims Cap in accordance with Article III.B.3, after which any overage will be deemed Class B Litigation Proceeds.

27.         “Class A Litigation Trust Interests” means, if the Litigation Proceeds Condition is not met, non-certificated beneficial interests in the Litigation Trust to be distributed on a pro rata basis to Holders of First Lien Claims on the Effective Date as set forth herein and in the Litigation Trust Agreement, which shall entitle such Holders (in their capacity as holders of the Class A Litigation Trust Interests) to receive their pro rata share of the Class A Litigation Proceeds, up to the First Lien Claims Cap.

28.         “Class B Litigation Proceeds” means 5% (which percentage will be increased by any overages contemplated in the definitions of Class A Litigation Proceeds and Class C Litigation Proceeds herein) of the Litigation Proceeds to be distributed as follows: (a) if the Litigation Proceeds Condition has been met, to the Holders of Junior Funded Debt Claims, and (b) if the Litigation Proceeds Condition has not been met, to the Holders of Junior Funded Debt Claims and holders of Class B Litigation Trust Interests as set forth herein.

29.         “Class B Litigation Trust Interests” means, if the Litigation Proceeds Condition is not met, non-certificated beneficial interests in the Litigation Trust to be distributed on a pro rata basis to Holders of Junior Funded Debt Claims on the Effective Date as set forth herein and in the Litigation Trust Agreement, which shall entitle such Holders (in their capacity as holders of the Class B Litigation Trust Interests) to receive their pro rata share of the Class B Litigation Proceeds.

30.         “Class C Litigation Proceeds” means 80% of the Litigation Proceeds to be distributed as follows: (a) if the Litigation Proceeds Condition has been met, to the Holders of the DIP Claims until all DIP Claims (including Litigation CVR Proceeds on account of the DIP MOIC) have been satisfied in full in accordance with Article II.C or (b) if the Litigation Proceeds Condition has not been met, to the Holders of DIP Claims and holders of Class C Litigation Trust Interests, Convertible A Exit Notes, Exit Term Loans, and the Litigation CVRs, in each case as set forth herein, until the Convertible A Exit Notes, Exit Term Loans, and Litigation CVRs have been paid in full in Cash (or are otherwise converted, as applicable), after which any overage will be deemed Class B Litigation Proceeds.

31.         “Class C Litigation Trust Interests” means, if the Litigation Proceeds Condition is not met, non-certificated beneficial interests in the Litigation Trust to be distributed to LitigationCo on the Effective Date as set forth herein and in the Litigation Trust Agreement, which shall entitle LitigationCo to receive the Class C Litigation Proceeds.

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32.         “Commercial Agreement” means a long-form agreement between the Debtors or Reorganized Debtors, as applicable, and Strategic Investor based on and consistent with the terms of the Commercial Term Sheet (as defined in the Restructuring Support Agreement), which will be in form and substance reasonably acceptable to the Debtors, the Strategic Investor, and the Required DIP Commitment Parties.

33.         “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

34.         “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

35.         “Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

36.         “Confirmation Order” means, collectively, any orders of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which shall be consistent with the Restructuring Support Agreement and in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

37.         “Consenting Creditors” means the Holders of First Lien Claims, Second Lien Claims, Third Lien Claims, and Unsecured Notes Claims party to the Restructuring Support Agreement.

38.         “Consenting Parties” means the non-Debtor parties to the Restructuring Support Agreement, including the Consenting Creditors (including, for the avoidance of doubt, the members of the First Lien Group, the Second Lien Group, and the Crossholder Group), the Strategic Investor, and the UCC.

39.         “Consummation” means the occurrence of the Effective Date.

40.         “Convertible A Exit Notes” means, if the Litigation Proceeds Condition is not met, the convertible notes in the aggregate principal amount of $210 million (less any amount of Cash distributed to the Holders of DIP Claims from the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) on the Effective Date) plus Capitalized DIP Interest, less the aggregate principal amount of Exit Term Loans issued on the Effective Date, to be issued by New TopCo pursuant to the Convertible A Exit Notes Documents on the Effective Date and which shall be consistent with the term sheet attached as Exhibit 2 to the Restructuring Term Sheet.

41.         “Convertible A Exit Notes Documents” means, if the Litigation Proceeds Condition is not met, collectively, all agreements, documents, and instruments evidencing the Convertible A Exit Notes (if any) to be delivered and entered into in connection therewith, which shall be consistent with the term sheet attached as Exhibit 2 to the Restructuring Term Sheet and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

42.         “Convertible A Exit Notes Trustee” means, if the Litigation Proceeds Condition is not met, the indenture trustee to be appointed in accordance with the Convertible A Exit Notes Documents.

43.         “Convertible B Exit Notes” means the convertible notes in the aggregate principal amount of $115 million to be issued by New HoldCo to the Strategic Investor pursuant to the Convertible B Exit

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Notes Documents on the Effective Date and which shall be consistent with the terms of the Convertible B Exit Notes Commitment Letter and the term sheet attached as Exhibit 4 to the Restructuring Term Sheet.

44.         “Convertible B Exit Notes Commitment Letter” means that certain commitment letter, dated January 16, 2024, by and among the Debtors and the Strategic Investor, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified, or supplemented in accordance with its terms), which is described in the motion filed at Docket No. 1657 and was approved by the Bankruptcy Court on February 26, 2024 [Docket No. 1826].

45.         “Convertible B Exit Notes Documents” means, collectively, all agreements, documents, and instruments evidencing the Convertible B Exit Notes to be delivered and entered into in connection therewith, which shall be consistent with terms of the Convertible B Exit Notes Commitment Letter and the term sheet attached as Exhibit 4 to the Restructuring Term Sheet and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

46.         “Cooperation Agreement” means that certain cooperation agreement, dated November 6, 2023, by and among the Debtors and the cooperating parties thereto, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified, or supplemented in accordance with its terms), a copy of which is filed at Docket No. 1342-1, which Cooperation Agreement was terminated by the Debtors in accordance with its terms on January 16, 2024.

47.         “Covered Claims” means any claim or Cause of Action related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the DIP Facility, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the Plan, the Plan Supplement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the DIP Facility, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the commencement of the Chapter 11 Cases, the DIP Documents, solicitation of votes on the Plan, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence related to the foregoing taking place on or after the Petition Date and on or before the Effective Date.

48.         “Crossholder Group” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of Holders of, First Lien Claims, Second Lien Claims, and Unsecured Notes Claims represented by the Crossholder Group Advisors.

49.         “Crossholder Group Advisors” means, collectively, Paul Hastings LLP and PJT Partners LP, as advisors to the Crossholder Group.

50.         “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

51.         “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current

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or former directors, managers, officers, members, trustees, and/or employees and all agreements, documents, or instruments relating thereto.

52.         “Debtor” and “Debtors” have the meanings given to them in the Introduction.

53.         “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.C of the Plan.

54.         “Definitive Documents” has the meaning given to such term in the Restructuring Support Agreement.

55.         “DIP Agent” means Alter Domus (US) LLC, in its capacity as administrative agent and collateral agent under the DIP Documents.

56.         “DIP Claims” means any and all Claims arising under or relating to the DIP Documents.

57.         “DIP Claims Election Procedures” means the procedures by which Holders of DIP Claims shall elect to receive Exit Term Loans (if any) in lieu of Convertible A Exit Notes (if any) in satisfaction of a portion of such Holders’ DIP Claims in accordance with the terms of the Plan, which election shall be made following the Confirmation Date and prior to the Effective Date if the Litigation Proceeds Condition is not met prior to the Confirmation Date and which shall be included in the Plan Supplement; provided that if the Litigation Proceeds Condition is met prior to the Voting Deadline, the DIP Claims Election Procedures shall not be included in the Plan Supplement.

58.         “DIP Commitment Letter” means that certain letter agreement, dated as of January 16, 2024, by and among DSG and the DIP Commitment Parties, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, a copy of which is filed at Docket No. 1659-1.

59.         “DIP Commitment Parties” means, collectively, the Initial DIP Commitment Parties and the Additional DIP Commitment Parties.

60.         “DIP Commitment Party Investment Option” means the option for the Initial DIP Commitment Parties to invest up to $50 million in New TopCo (which investment will then be invested by New TopCo in New HoldCo), based on a $500 million equity valuation for New HoldCo, which option may be exercised by the Initial DIP Commitment Parties on or before the nine-month anniversary of the Effective Date pursuant to the terms of the DIP Commitment Party Investment Option Documents.

61.         “DIP Commitment Party Investment Option Documents” means the documents governing the DIP Commitment Party Investment Option, which will be included in the Plan Supplement, and which shall be consistent with the DIP Commitment Letter and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

62.         “DIP Commitment Premium” means the “Commitment Premium” as defined in the DIP Commitment Letter.

63.         “DIP Commitment Premium Claims” means the Claims on account of the DIP Commitment Premium set forth in the DIP Commitment Letter.

64.         “DIP Commitment Premium Equity” means 45% of the New TopCo Equity issued and outstanding on the Effective Date, which shall be distributed to the DIP Commitment Parties (or their

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designees) on account of the DIP Commitment Premium Claims in accordance with the Plan and subject to dilution by the DIP Commitment Party Investment Option and the Convertible A Exit Notes (if any).

65.         “DIP Credit Agreement” means that certain Subordinated Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of February 28, 2024 (as may be amended, supplemented, or otherwise modified from time to time), by and among DSG, as borrower, the DIP Lenders, and Alter Domus (US) LLC, as administrative agent and collateral agent.

66.         “DIP Documents” means the DIP Credit Agreement, the DIP Guaranty, the DIP Commitment Letter, and all other agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or evidencing the DIP Loans issued pursuant to the DIP Credit Agreement, as such documents may be amended, supplemented, or otherwise modified from time to time in accordance with their terms.

67.         “DIP Facility” means the subordinated secured super-priority debtor-in-possession term loan facility in an initial aggregate principal amount of $450 million.

68.         “DIP Guaranty” means that certain Guaranty Agreement, dated as of February 28, 2024 (as may be amended, supplemented, or otherwise modified from time to time), by and among each of the Debtors and Alter Domus (US) LLC, as administrative agent and collateral agent.

69.         “DIP Lenders” means, collectively, the lenders under the DIP Credit Agreement.

70.         “DIP Loans” means the subordinated secured super-priority debtor-in-possession term loans issued pursuant to the DIP Facility.

71.         “DIP MOIC” means the “Minimum Return Premium” under and as defined in the DIP Credit Agreement.

72.         “DIP MOIC Equity” means 45% of the New TopCo Equity issued and outstanding on the Effective Date, which shall be distributed to the DIP Lenders (or their designees) in accordance with the Plan and subject to dilution by the DIP Commitment Party Investment Option and the Convertible A Exit Notes (if any).

73.         “DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Enter Into and Perform Under the DIP Commitment Letter, (B) Obtain Postpetition Financing, (C) Use Proceeds of the DIP Facility to Make the First Lien Paydown, (D) Use Cash Collateral, (E) Grant Liens and Provide Claims with Superpriority Administrative Expense Status, and (F) Grant Adequate Protection to the Prepetition First Lien Secured Parties; (II) Modifying Automatic Stay; and (III) Granting Related Relief [Docket No. 1834], as may be amended, restated, supplemented, or otherwise modified from time to time.

74.         “Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Chapter 11 Plan of Reorganization, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.

75.         “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) that is not Allowed, (b) that is not disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503, or 1111 of the Bankruptcy Code, or (c) for which a Proof of Claim or a motion for payment has been timely Filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been

8

withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to the Plan be a Disputed Claim.

76.         “Disputed Claims Reserve” means a reserve established by the Debtors on the Effective Date consisting of a portion of the Unsecured Claim Cash Distribution, as determined by the Debtors and the UCC, reserved for distributions on account of Disputed General Unsecured Claims that are subsequently Allowed after the Effective Date.

77.         “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan (including as set forth in Article VI.B).

78.         “Distribution Designation Procedures” means the procedures by which Holders of DIP Claims (including DIP Commitment Premium Claims) and Junior Funded Debt Claims may designate that all or a portion of such Holder’s pro rata share of the Cash, DIP MOIC Equity, DIP Commitment Premium Equity, Convertible A Exit Notes (if any), Exit Term Loans (if any), Litigation CVRs (if any), and Junior Creditor Equity, as applicable, be distributed, registered (as applicable), and delivered to its designee(s), which procedures shall include, among other things, the requirement that each designee provide a completed and executed Investor Questionnaire, and be included in the Plan Supplement, and which designation(s) shall be made following the Confirmation Date and prior to the Effective Date.

79.         “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions pursuant to the Plan; provided that the Distribution Record Date will not apply to the Debtors’ Securities held through DTC, and any distribution to be made to Holders of the Debtors’ Securities held through DTC will be treated consistent with the customary practices of DTC used in connection with such distributions.

80.         “DSG” means Debtor Diamond Sports Group, LLC.

81.         “DSN” means Debtor Diamond Sports Net, LLC.

82.         “DTC” means The Depository Trust Company.

83.         “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, and (b) no stay of the Confirmation Order is in effect.

84.         “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

85.         “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

86.         “Exculpated Party” means: (a) each Debtor and (b) the UCC and each UCC Member.

87.         “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

88.         “Existing Equity Interest” means any Interest in DSG.

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89.         “Exit Term Loan Agent” means, if the Litigation Proceeds Condition is not met, the administrative agent to be appointed in accordance with the Exit Term Loan Documents.

90.         “Exit Term Loan Documents” means, if the Litigation Proceeds Condition is not met, collectively, the credit agreement and all other agreements, documents, and instruments evidencing the Exit Term Loans (if any) to be delivered and entered into in connection therewith, which shall be consistent with the term sheet attached as Exhibit 3 to the Restructuring Term Sheet and otherwise be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

91.         “Exit Term Loans” means, if the Litigation Proceeds Condition is not met, the term loans in an aggregate principal amount of up to $40 million (plus Capitalized DIP Interest) to be entered into by New TopCo pursuant to the Exit Term Loan Documents on the Effective Date, which Exit Term Loans must be elected by Holders of Allowed DIP Claims in accordance with the DIP Claims Election Procedures and which shall be consistent with the term sheet attached as Exhibit 3 to the Restructuring Term Sheet.

92.         “Fee Review Period” means the period of 10 Business Days commencing on the date that the Debtors, the First Lien Group Advisors, and the Crossholder Group Advisors receive reasonably detailed summary invoices for post-Confirmation Date fees and expenses in accordance with Article II.B.4 of the Plan.

93.         “File” or “Filed” means file or filed with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases, or, with respect to the filing of a Proof of Claim, the Claims Agent.

94.         “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

95.         “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule of the Bankruptcy Rules may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

96.         “First Lien Agent” means UMB Bank, National Association, solely in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement, and any predecessor or successor administrative agent or collateral agent thereunder, in each case solely in its capacity as such.

97.         “First Lien Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the First Lien Term Loan Facility, including any First Lien Adequate Protection Claims under the Cash Collateral Order or the DIP Order.

98.         “First Lien Claims Cap” means the Allowed amount of First Lien Claims of $662 million; provided that (i) the AP Reduction Amount shall reduce the First Lien Claims Cap; (ii) the fees and expenses of the First Lien Group and the First Lien Agent (including the fees, expenses, and disbursements of the First Lien Group Advisors and counsel to the First Lien Agent) shall not count toward the First Lien Claims Cap; and (iii) each of (A) the par value of the $200 million in aggregate principal amount of Take Back

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Term Loans (regardless of whether it is distributed to Holders of First Lien Claims or whether the Holders of First Lien Claims receive Cash up to an amount of $90 million in lieu of up to $100 million of Take Back Term Loans on account of the Purchase Option), (B) the Cash distributed to Holders of First Lien Claims on the Effective Date, and (C) the First Lien Paydown, shall be counted towards the First Lien Claims Cap.

99.         “First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of March 1, 2022, by and among Diamond Sports Intermediate Holdings LLC, DSG, as borrower, the First Lien Agent, and the other lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time (including any successive amendments, restatements, renewals, and extensions).

100.         “First Lien Group” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers to beneficial holders of, the First Lien Claims and/or Junior Funded Debt Claims represented by the First Lien Group Advisors.

101.         “First Lien Group Advisors” means, collectively, Kramer Levin Naftalis & Frankel LLP, Centerview Partners LLC, and Hunton Andrews Kurth LLP, as advisors to the First Lien Group.

102.         “First Lien Paydown” means the repayment, directly from the proceeds of the DIP Facility, of the First Lien Term Loan Facility in the amount of $350 million, which repayment was made on the date of the closing of the DIP Facility pursuant to the DIP Order.

103.         “First Lien Term Loan Facility” means that certain prepetition secured term loan credit facility provided for under the First Lien Credit Agreement.

104.         “General Unsecured Claim” means any Claim against a Debtor that is not a Secured Claim and that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Secured Claim; (d) an Other Priority Claim; (e) a First Lien Claim; (f) a Second Lien Claim; (g) a Third Lien Claim; (h) an Unsecured Notes Claim; (i) a Go-Forward Trade Claim; (j) an Intercompany Claim; or (k) any claim arising under section 510(b) of the Bankruptcy Code.

105.         “Go-Forward Trade Claim” means any prepetition general unsecured Claim held by a trade claimant that provides, or will provide, goods and services necessary to the operation of the Debtors’ and Reorganized Debtors’ business, as determined by the Debtors (in consultation with the Required DIP Commitment Parties and the Strategic Investor), and which trade claimant will continue to do business with the Reorganized Debtors after the Effective Date; provided that such trade claimants will be consistent with the schedule provided by the Debtors to the UCC on February 21, 2024, and no trade claimant will be removed from such schedule without the reasonable consent of the UCC.

106.         “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

107.         “Holder” means an Entity holding a Claim or an Interest, as applicable.

108.         “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

109.         “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of any of the Debtors and such current and former directors, officers, and managers’ respective Affiliates, excluding, if (and only if) the Litigation

11

Proceeds Condition is not met, any such provisions that are in favor of, or for the benefit of, (a) any Holders of Existing Equity Interests, (b) any of such Holders’ respective Affiliates (excluding Debtor DSG and all of its direct and indirect subsidiaries), (c) with respect to each Person or Entity listed or described in the foregoing clause (a) or clause (b), each such Person’s or Entity’s current or former directors, officers, managers, or employees, or (d) any Person or Entity that may be a defendant in or otherwise liable in connection with the Sinclair-Related Litigations; provided, however, that such indemnification provisions do not include any provisions that require the Debtors or the Reorganized Debtors to make any payments or provide (i) any arrangements other than indemnification payments and reimbursement and advancement of expenses, or (ii) in respect of the Sinclair-Related Litigations, the Sinclair Settlement Order, any matter, fact, circumstance, condition, or event relating to the subject matter of the Sinclair-Related Litigations or the Sinclair Settlement Order, any fees, costs, expenses, or other payments made or incurred in connection with or related to any of the foregoing (including the Sinclair Settlement Deposit, any Sinclair Settlement Extension Payments, or any other payments made pursuant to the Sinclair Settlement Order).

110.         “Initial DIP Commitment Parties” means each of the financial institutions and other entities (other than DSG) party to the DIP Commitment Letter as of January 16, 2024, as “Initial Commitment Parties” thereunder.

111.         “Initial Distribution Date” means the date on which the Distribution Agent shall make initial distributions to Holders of Claims pursuant to the Plan, which shall be on or as soon as reasonably practicable after the Effective Date.

112.         “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

113.         “Intercompany Interest” means any Interest held by a Debtor in another Debtor.

114.         “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

115.         “Investment Options” means, collectively, the DIP Commitment Party Investment Option and the Strategic Investor Investment Option.

116.         “Investor Questionnaire” means the accredited investor questionnaire to be submitted by Holders of DIP Claims and Junior Funded Debt Claims and/or their designees, as applicable, in accordance with the Distribution Designation Procedures.

117.         “JPM Parties” means JPMorgan Chase Funding Inc., JPMorgan Chase & Co., JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC.

118.         “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

119.         “Junior Creditor Equity” means 10% of the New TopCo Equity in the aggregate issued and outstanding on the Effective Date, which will be distributed to Holders of Class 4 Claims (or their designees) on the Effective Date as set forth herein, and which shall be subject to dilution by the DIP Commitment Party Investment Option and the Convertible A Exit Notes (if any).

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120.         “Junior Funded Debt Claims” means, collectively, the Second Lien Claims, the Third Lien Claims, and the Unsecured Notes Claims.

121.         “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

122.         “LitigationCo” means, if the Litigation Proceeds Condition is not met, an entity created on or prior to the Effective Date that will hold 100% of the Class C Litigation Trust Interests.

123.         “Litigation CVR Proceeds” means $45 million in Cash from the Class C Litigation Proceeds.

124.         “Litigation CVRs” means, if the Litigation Proceeds Condition is not met, the contingent value rights issued by LitigationCo and distributed to the DIP Lenders (or their designees) in accordance with the Plan, which will obligate LitigationCo to pay the holders of such rights their pro rata share of $45 million in the aggregate from Litigation Proceeds received on account of the Class C Litigation Trust Interests after payment in full (or, as applicable, conversion) of the Convertible A Exit Notes and the Exit Term Loans.

125.         “Litigation Proceeds” means the net proceeds of the Sinclair-Related Litigations, which will be: (a) if the Litigation Proceeds Condition is met, (i) $495 million in Cash (inclusive of the Sinclair Settlement Deposit) plus (ii) Cash in the aggregate amount of Sinclair Settlement Extension Payments (if any), in each case, paid pursuant to the Sinclair Settlement Order; and (b) if the Litigation Proceeds Condition is not met, the aggregate amount of (i) the Sinclair Settlement Deposit, (ii) the Sinclair Settlement Extension Payments (if any), and (iii) all other proceeds received from the Sinclair-Related Litigations after the Effective Date.

126.         “Litigation Proceeds Condition” means the occurrence of the Sinclair Release Effective Date on or prior to the Effective Date.

127.         “Litigation Trust” means, if the Litigation Proceeds Condition is not met, the trust that will be created to hold and administer the Litigation Trust Assets following the Effective Date in accordance with the terms of the Plan and the Litigation Trust Agreement.

128.         “Litigation Trust Agreement” means, if the Litigation Proceeds Condition is not met, the trust agreement that, among other things, establishes the Litigation Trust and describes the powers, duties, and responsibilities of the Litigation Trustee, which shall be included in the Plan Supplement and in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Required Consenting First Lien Creditors.

129.         “Litigation Trust Assets” means, if the Litigation Proceeds Condition is not met, collectively: (a) the rights of the Debtors in the Sinclair-Related Litigations and the settlement set forth in the Sinclair Settlement Order and (b) the Litigation Trust Funding Amount; provided that, for the avoidance of doubt, to the extent received by the Debtors prior to the Effective Date, the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) shall be distributed to the Holders of certain Claims on the Effective Date as set forth herein and shall not constitute Litigation Trust Assets.

130.         “Litigation Trust Beneficiaries” means, if the Litigation Proceeds Condition is not met, the holders of Litigation Trust Interests.

131.         “Litigation Trust Documents” means, if the Litigation Proceeds Condition is not met, collectively, the Litigation Trust Agreement and any and all other documents related to the establishment

13

of the Litigation Trust and the transfer of assets, documents, information, and Privileges of and by the Debtors and the Reorganized Debtors (solely in their capacity as successors to the Debtors), as applicable, to the Litigation Trust, which shall be in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Required Consenting First Lien Creditors.

132.         “Litigation Trust Expenses” means, if the Litigation Proceeds Condition is not met, the reasonable and documented expenses (including any taxes imposed on or payable by the Litigation Trust or in respect of the Litigation Trust Assets and professional fees) incurred by the Litigation Trust, any professionals retained by the Litigation Trust, and any additional amount determined to be necessary by the Litigation Trustee to adequately reserve for the operating expenses of the Litigation Trust that shall be paid out of the Litigation Trust Assets or the proceeds thereof.

133.         “Litigation Trust Funding Amount” means, if the Litigation Proceeds Condition is not met, $25 million in Cash.

134.         “Litigation Trust Interests” means, if the Litigation Proceeds Condition is not met, collectively, the Class A Litigation Trust Interests, the Class B Litigation Trust Interests, and the Class C Litigation Trust Interests.

135.         “Litigation Trustee” means, if the Litigation Proceeds Condition is not met, the Person designated to serve as the trustee of the Litigation Trust, who shall be selected by the Required DIP Commitment Parties, subject to the consent of the First Lien Group and the Debtors (which will not be unreasonably withheld, conditioned, or delayed) and pursuant to a process in accordance with the terms of the Restructuring Support Agreement (including the Restructuring Term Sheet) and whose identity will be disclosed in the Plan Supplement prior to the Effective Date, and any successor thereto appointed pursuant to the Litigation Trust Agreement.

136.         “Management Incentive Plan” means the post-emergence management incentive plan to be adopted by the New HoldCo Board on or after the Effective Date, which plan shall reserve up to 10% of the issued and outstanding New HoldCo Equity (or its equivalent in Awards, such as profits interests) as of the Effective Date for distributions to its participants.

137.         “Marquee Acquisition Right” means, if the Sinclair Release Effective Date occurs and subject to any restrictions under applicable law, Sinclair Parent’s right to cause another party to acquire the Marquee Interests pursuant to the Sinclair Settlement Order, which right must be exercised by no later than the six-month anniversary of the Effective Date.

138.         “Marquee Interests” means Debtor Sports Network, LLC’s equity interests in non-Debtor Marquee Sports Network, LLC.

139.         “NBA Term Sheet” means that certain Binding Term Sheet, dated as of November 1, 2023, by and among NBA Media Ventures, LLC, DSG, and each of DSG’s direct or indirect subsidiaries party thereto.

140.         “New A/R Facility” means that certain loan facility related to the sale of certain accounts receivable of the Debtors and/or the Reorganized Debtors, as applicable, pursuant to the New A/R Facility Documents.

141.         “New A/R Facility Borrower” means Diamond Sports Finance SPV II, LLC, a non-debtor special purpose vehicle entity established in connection with the New A/R Facility that is wholly owned by DSN.

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142.         “New A/R Facility Credit Agreement” means a loan and security agreement, to be entered into on or before the Effective Date, by and among the New A/R Facility Borrower, as borrower, DSN, as initial servicer, the administrative agent, the collateral agent, and the lenders party thereto, which shall be included in the Plan Supplement.

143.         “New A/R Facility Documents” means, collectively, the New A/R Facility Credit Agreement and any related agreements, documents, and instruments delivered or entered into in connection with the New A/R Facility, including any purchase and sale agreements, deposit account control agreements, back-up servicing agreements, new limited liability company agreements, and other documents related to or executed in connection therewith, which shall be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

144.         “New Convert Intercreditor Agreement” means, if the Litigation Proceeds Condition is not met, the intercreditor agreement dated as of the Effective Date with respect to the Convertible B Exit Notes, the Convertible A Exit Notes, and the Exit Term Loans (if any), which shall govern the common collateral thereunder, be included in the Plan Supplement, and be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

145.         “New Equity” means, collectively, the New HoldCo Equity and the New TopCo Equity.

146.         “New HoldCo” means a new Delaware limited liability company that will own, directly or indirectly, as the Effective Date, 100% of (a) New OpCo and (b) an entity that will hold, directly or indirectly through its ownership of Debtor Sports Network II, LLC (or its successor in interest), the YES Interests.

147.         “New HoldCo Board” means the board of managers of New HoldCo.

148.         “New HoldCo Equity” means the limited liability company membership interests issued by New HoldCo on the Effective Date.

149.         “New OpCo” means the entity, as of the Effective Date, that will own, directly or through one or more entities, all of the Reorganized Debtors’ operating assets (which, for the avoidance of doubt, will not include the Marquee Interests or the YES Interests), and which will be directly or indirectly wholly owned by New HoldCo.

150.         “New OpCo Intercreditor Agreement” means the intercreditor agreement dated as of the Effective Date with respect to the Take Back Term Loans, on the one hand, and the Convertible B Exit Notes, the Convertible A Exit Notes (if any), and the Exit Term Loans (if any), on the other hand, which shall govern the common collateral thereunder, be included in the Plan Supplement, and be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

151.         “New Organizational Documents” means the documents providing for corporate organization and governance of the Reorganized Debtors, including the charters, bylaws, operating agreements, shareholders agreements (including the New Shareholders Agreement), or such other applicable organizational documents, which shall be included in the Plan Supplement and consistent with the Restructuring Support Agreement, and in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Strategic Investor.

152.         “New Shareholders Agreement” means the agreement governing certain terms of the New TopCo Equity to which each holder of the New TopCo Equity shall be deemed a party and bound by the

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terms and conditions therein on, and as of, the Effective Date, regardless of whether such holder executes or delivers a signature page to such agreement.

153.         “New TopCo” means a new Delaware corporation that will be the indirect ultimate parent entity of the Reorganized Debtors immediately after consummation of the Restructuring Transactions to occur on or as of the Effective Date.

154.         “New TopCo Board” means the board of directors of New TopCo.

155.         “New TopCo Equity” means common shares issued by New TopCo.

156.         “NHL Term Sheet” means that certain Binding Term Sheet, dated as of December 14, 2023, by and among National Hockey League, NHL Interactive Cyberenterprises, LLC, NHL Enterprises, L.P., DSG, and each of DSG’s direct or indirect subsidiaries party thereto.

157.         “Non-Released Parties” means, if the Sinclair Release Effective Date does not occur by the Effective Date, (a) any Sinclair Party or any Sinclair-Related Litigations Defendant, (b) each such Sinclair Party’s or Sinclair-Related Litigations Defendant’s current and former Affiliates (other than DSG and its direct and indirect subsidiaries), and (c) each such Sinclair Party’s or Sinclair-Related Litigations Defendant’s and their current and former Affiliates’ (other than DSG and its direct and indirect subsidiaries) current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries (other than DSG and its direct and indirect subsidiaries), participants, affiliated investment funds or investment vehicles, managed accounts or funds, and each of their respective current and former members, equity holders, officers, directors, managers, principals, employees, agents, advisory board members, investment fund advisors or managers, investment managers, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

158.         “Notes” means, collectively, the Second Lien Notes, the Third Lien Notes, and the Unsecured Notes.

159.         “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

160.         “Other Secured Claim” means any Secured Claim that is not a First Lien Claim, Second Lien Claim, or Third Lien Claim.

161.         “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

162.         “Petition Date” means the date on which each of the Debtors commenced the Chapter 11 Cases.

163.         “Plan Securities” means the 1145 Securities and the Private Placement Securities.

164.         “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be Filed by the Debtors as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein and subject to the applicable consent rights as set forth in the Restructuring Support Agreement, the initial drafts of certain of such documents, to be Filed by the Debtors on or prior to seven calendar days prior to the Voting Deadline, and additional documents Filed with the Bankruptcy Court on or prior to the Effective Date, which will include: (a) the New Organizational Documents or term sheet summaries thereof; (b) the New Shareholders

16

Agreement or a term sheet summary thereof; (c) the New A/R Facility Credit Agreement or a term sheet summary thereof; (d) the number and slate of directors or managers to be appointed to the New HoldCo Board and the New TopCo Board as of the Effective Date and any information to be disclosed in accordance with section 1129(a)(5) of the Bankruptcy Code; (e) the Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the Schedule of Assumed Executory Contracts and Unexpired Leases; (g) the schedule of retained Causes of Action; (h) the note purchase agreement or similar documentation, as applicable, for the Convertible B Exit Notes; (i) the credit agreement for the Take Back Term Loans; (j) the Restructuring Steps Memorandum; (k) the New OpCo Intercreditor Agreement; (l) if the Litigation Proceeds Condition is not met, the New Convert Intercreditor Agreement; (m) if the Sinclair Release Effective Date has not occurred by the Voting Deadline, the DIP Claims Election Procedures; (n) if the Litigation Proceeds Condition is not met, the Litigation Trust Agreement (including the identity of the Litigation Trustee to the extent known and determined); (o) if the Litigation Proceeds Condition is not met, the indenture or similar documentation, as applicable, for the Convertible A Exit Notes; (p) if the Litigation Proceeds Condition is not met, the credit agreement for the Exit Term Loans; (q) if the Litigation Proceeds Condition is not met, the documentation evidencing the Litigation CVRs; (r) the agreement evidencing the DIP Commitment Party Investment Option; (s) the Purchase Option Election Procedures; (t) the Distribution Designation Procedures; and (u) any other necessary documentation related to the Restructuring Transactions.

165.         “Preference Actions” means any and all Causes of Action which any of the Debtors or the Estates have asserted or may assert under section 547 of the Bankruptcy Code or any state law equivalent or, to the extent such Causes of Action arise solely in connection with claims under section 547 of the Bankruptcy Code, section 550 of the Bankruptcy Code.

166.         “Prepetition Agents” means, collectively, the First Lien Agent, the Second Lien Term Loan Agent, the Second Lien Revolving Credit Facility Agent, and the Third Lien Agent.

167.         “Prepetition Agent and Trustee Fees and Expenses” means all reasonable and documented fees, indemnity claims, costs, and expenses (including the reasonable and documented fees and out-of-pocket expenses of counsel) incurred by the Prepetition Agents and Prepetition Notes Trustees under their respective Prepetition Credit Agreements and Prepetition Notes Indentures, including as authorized under the Cash Collateral Order, as applicable, incurred (and with respect to indemnity claims, asserted) either (a) prior to the Effective Date or (b) solely to the extent incurred in connection with the implementation of the Plan or the Confirmation Order, on or after the Effective Date.

168.         “Prepetition Credit Agreements” means, collectively, the First Lien Credit Agreement, the Second Lien Credit Agreement, and the Third Lien Credit Agreement.

169.         “Prepetition Intercreditor Agreement” means that certain First/Second/Third Lien Intercreditor Agreement, dated as of March 1, 2022, among UMB Bank, N.A. (as successor to Wilmington Savings Fund Society, FSB), as Priority Lien Agent, Wilmington Savings Fund Society, FSB, as Original Second Lien Credit Agreement Agent, U.S. Bank Trust Company, National Association, as Original Second Lien Indenture Trustee, Wilmington Savings Fund Society, FSB, as Original Third Lien Credit Agreement Agent, and U.S. Bank Trust Company, National Association, as Original Third Lien Indenture Trustee, as such agreement, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time (including any successive amendments, restatements, renewals, and extensions).

170.         “Prepetition Notes Indentures” means, collectively, the Second Lien Notes Indenture, the Third Lien Notes Indenture, and the Unsecured Notes Indenture.

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171.         “Prepetition Notes Trustees” means, collectively, the Second Lien Notes Indenture Trustee, the Third Lien Notes Indenture Trustee, and the Unsecured Notes Indenture Trustee.

172.         “Prior Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 15, 2023, by and among the Debtors, the supporting parties thereto, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified or supplemented in accordance with its terms), a copy of which is filed at Docket No. 26-2, which Prior Restructuring Support Agreement was terminated by the Debtors in accordance with its terms on November 6, 2023.

173.         “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

174.         “Private Placement Securities” means the Convertible B Exit Notes, the Investment Options, and any New Equity issued pursuant to the Investment Options.

175.         “Privilege” means any attorney-client privilege, work product protection, or other privilege, protection, or immunity (a) held by (i) any or all of the Debtors or the Estates or (ii) the board of managers or any committee of the board of managers of any of DSG, the Debtors, or the Estates (including any manager in his or her capacity as such), and (b) attaching to any documents, communications, or thing (whether written or oral), including all electronic information, relating to the Sinclair-Related Litigations that was created on or before the Effective Date, subject to the limitations as set forth in the Litigation Trust Documents.

176.         “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to section 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

177.         “Professional Fee Claims” means, collectively, all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

178.         “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount, provided that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are Filed after the Effective Date in excess of the amount of Cash funded into the Professional Fee Escrow Account as of the Effective Date.

179.         “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims estimated pursuant to Article II.B of the Plan.

180.         “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date as established by the Bankruptcy Court.

181.         “Purchase Option” means the right of the Initial DIP Commitment Parties, individually and not jointly, to purchase for Cash on the Effective Date up to $100 million in the aggregate principal amount of Take Back Term Loans at a discount to par of 10% and in accordance with the Purchase Option

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Election Procedures, the Cash proceeds of which will be distributed on a pro rata basis to Holders of First Lien Claims on the Effective Date.

182.         “Purchase Option Election Procedures” means the procedures (to be filed as part of the Plan Supplement) for the Initial DIP Commitment Parties to (a) indicate their intention to exercise the Purchase Option and (b) fund the Cash for the Purchase Option, which procedures shall be in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Required Consenting First Lien Creditors.

183.         “Quarterly Distribution Date” means the twentieth day of the month following the end of each calendar quarter after the Effective Date (including, for the avoidance of doubt, the calendar quarter in which the Effective Date occurs) or as soon as reasonably practicable thereafter.

184.         “Related Fund” means, with respect to any Person, any fund, account, or investment vehicle that is controlled, advised, or managed by (a) such Person, (b) an Affiliate of such Person, or (c) the same investment manager, advisor, or subadvisor that controls, advises, or manages such Person or an Affiliate of such investment manager, advisor, or subadvisor.

185.         “Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

186.         “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor and Reorganized Debtor; (b) the Consenting Parties; (c) the Prepetition Notes Trustees; (d) the Prepetition Agents; (e) the UCC and each UCC Member; (f) if the Sinclair Release Effective Date occurs, the Sinclair-Related Litigations Defendants; and (g) and with respect to each Person or Entity listed or described in any of the foregoing clauses (a) through (f), each such Person’s or Entity’s current and former Affiliates, and each such Person’s or Entity’s and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, participants, affiliated investment funds or investment vehicles, managed accounts or funds, and each of their respective current and former members, equity holders, officers, directors, managers, principals, employees, agents, advisory board members, investment fund advisors or managers, investment managers, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that the following Persons and Entities shall not be Released Parties: (i) a Person or Entity that either (A) elects to opt out of the releases contained in the Plan or (B) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before entry of the Confirmation Order; or (ii) other than (A) non-Debtor Diamond Sports Finance SPV, LLC and the New A/R Facility Borrower, (B) any Debtor that is a member or equity holder (regardless of whether such interests are held directly or indirectly) in a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date, and (C) any members, directors, managers, officers, employees, or agents appointed by any Debtor at a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date, any other Person or Entity affiliated with a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date and any non-Debtor Affiliates thereof; provided further that, notwithstanding anything to the contrary set forth herein, if the Sinclair Release Effective Date does not occur on or prior to the Effective Date, the Released Parties shall not include the Non-Released Parties; provided further that, if the Sinclair Release Effective Date occurs after the Effective Date but on or prior to the Sinclair Settlement Outside Date, the Non-Released Parties shall be deemed Released Parties as of the Sinclair Release Effective Date.

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187.         “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor and Reorganized Debtor; (b) the Consenting Parties; (c) all Holders of Claims (except as set forth in the proviso herein); (d) the Prepetition Notes Trustees; (e) the Prepetition Agents; (f) the UCC and each UCC Member; (g) if the Sinclair Release Effective Date occurs, the Sinclair-Related Litigations Defendants; and (h) with respect to each Person or Entity listed or described in any of the foregoing clauses (a) through (g), each such Person’s or Entity’s current and former Affiliates, and each such Person’s or Entity’s and their current and former Affiliates’ current and former members, directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, participants, affiliated investment funds or investment vehicles, managed accounts or funds, and each of their respective current and former members, equity holders, officers, directors, managers, principals, employees, agents, advisory board members, investment fund advisors or managers, investment managers, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that the following Persons and Entities shall not be Releasing Parties: (i) a Person or Entity that either (A) elects to opt out of the releases contained in the Plan or (B) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the releases contained in the Plan that is not resolved before entry of the Confirmation Order; (ii) other than (A) non-Debtor Diamond Sports Finance SPV, LLC and the New A/R Facility Borrower, (B) any Debtor that is a member or equity holder (regardless of whether such interests are held directly or indirectly) in a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date, and (C) any members, directors, managers, officers, employees, or agents appointed by any Debtor at a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date, any other Person or Entity affiliated with a non-Debtor Entity in which any Debtor held an Interest as of the Petition Date and any non-Debtor Affiliates thereof; or (iii) Affiliates of JPMorgan Chase & Co. other than the JPM Parties; provided further that, notwithstanding anything to the contrary set forth herein, if the Sinclair Release Effective Date does not occur on or prior to the Effective Date, the Releasing Parties shall not include the Non-Released Parties; provided further that if the Sinclair Release Effective Date occurs after the Effective Date but on or prior to the Sinclair Settlement Outside Date, the Non-Released Parties shall be deemed Releasing Parties as of the Sinclair Release Effective Date.

188.         “Reorganized Debtor” means a Debtor, or any successor or assign thereto, including any entity established to acquire, directly or indirectly, all or a portion of the assets of DSG and/or its direct and indirect subsidiaries, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including New TopCo and New HoldCo, as set forth in the Restructuring Steps Memorandum.

189.         “Reorganized DSN” means Debtor Diamond Sports Net, LLC, upon its emergence from the Chapter 11 Cases pursuant to the terms of the Plan, or any successor thereto or assign thereof.

190.         “Required Consenting First Lien Creditors” means, as of the relevant date, Consenting Creditors who own or control more than 50% in aggregate principal amount of the outstanding First Lien Claims owned or controlled by all Consenting Creditors in the aggregate as of such date.

191.         “Required Consenting Parties” means, as of the relevant date, each of (a) the Required Consenting First Lien Creditors, (b) the Strategic Investor, and (c) the Required DIP Commitment Parties.

192.         “Required DIP Commitment Parties” means, as of the relevant date, Initial DIP Commitment Parties who own or control more than 66.67% in aggregate principal amount of the outstanding DIP Loans and/or commitments under the DIP Commitment Letter, as applicable, that are owned or controlled by Initial DIP Commitment Parties in the aggregate as of such date.

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193.         “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

194.         “Restructuring Support Agreement” means that certain restructuring support agreement, dated as of January 16, 2024, by and among the Debtors, the Consenting Creditors party thereto, and the Strategic Investor, including any exhibits, schedules, attachments, or appendices thereto, as amended and restated by the Amended and Restated Restructuring Support Agreement, dated as of February 26, 2024, by and among the Debtors, the Consenting Creditors party thereto, the Strategic Investor, and the UCC, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be further amended, modified or supplemented in accordance with its terms), a copy of which is filed at Docket No. 1829-1.

195.         “Restructuring Term Sheet” means the term sheet (including any exhibits and any other attachments thereto) attached as Exhibit A to the Restructuring Support Agreement (in each case, as such term sheet may be amended, modified, or supplemented in accordance with its terms).

196.         “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

197.         “Schedule of Assumed Executory Contracts and Unexpired Leases” means the list of Executory Contracts and Unexpired Leases (with proposed amounts for Cure Claims) that will be assumed (or assumed and assigned) by the Reorganized Debtors pursuant to the Plan on the Effective Date, which list shall be included in the Plan Supplement and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Strategic Investor.

198.         “Schedule of Rejected Executory Contracts and Unexpired Leases” means the list of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan on the Effective Date, which list shall be included in the Plan Supplement and shall otherwise be in form and substance reasonably acceptable to the Debtors, the Required DIP Commitment Parties, and the Strategic Investor.

199.         “Second Lien Claims” means, collectively, the Second Lien Revolving Loan Claims, the Second Lien Term Loan Claims, and the Second Lien Notes Claims, and which shall not include any Second Lien Adequate Protection Claims (as defined in the Cash Collateral Order), which Second Lien Adequate Protection Claims shall not be Allowed Claims.

200.         “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of March 1, 2022, by and among Diamond Sports Intermediate Holdings LLC, DSG, as borrower, Wilmington Savings Fund Society, FSB, as collateral agent, JPMorgan Chase Bank, N.A. (or any successor thereto), as Revolving Credit Facility Agent (as defined therein), and the issuing banks and lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time (including any successive amendments, restatements, renewals, and extensions).

201.         “Second Lien Group” means, collectively, the Holders of, or investment advisors, sub-advisors, or managers of Holders of, First Lien Claims, Second Lien Claims, Third Lien Claims, and/or Unsecured Notes Claims represented by Gibson, Dunn & Crutcher LLP and Evercore Group L.L.C.

202.         “Second Lien Notes” means the 5.375% senior secured second lien notes due August 15, 2026, issued pursuant to the Second Lien Notes Indenture.

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203.         “Second Lien Notes Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Second Lien Notes or the Second Lien Notes Indenture.

204.         “Second Lien Notes Indenture” means that certain Indenture, dated as of March 1, 2022, among DSG and Diamond Sports Finance Company, as issuers, the other Grantors party thereto from time to time, and U.S. Bank Trust Company, National Association (or any successor thereto), as trustee and notes collateral agent, as amended, restated, adjusted, waived, renewed, extended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

205.         “Second Lien Notes Indenture Trustee” means Delaware Trust Company (and its predecessors and successors thereto), solely in its capacity as indenture trustee under the Second Lien Notes Indenture.

206.         “Second Lien Revolving Credit Facility” means that certain prepetition secured revolving credit facility provided for under the Second Lien Credit Agreement.

207.         “Second Lien Revolving Credit Facility Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as Revolving Credit Facility Agent under (and as defined in) the Second Lien Credit Agreement, and any predecessor or successor Revolving Credit Facility Agent thereunder, in each case solely in its capacity as such.

208.         “Second Lien Revolving Loan Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Second Lien Revolving Credit Facility.

209.         “Second Lien Term Loan Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as term facility agent and collateral agent under the Second Lien Credit Agreement, and any predecessor or successor term facility agent or collateral agent thereunder, in each case solely in its capacity as such.

210.         “Second Lien Term Loan Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Second Lien Term Loan Facility.

211.         “Second Lien Term Loan Facility” means that certain prepetition secured term loan credit facility provided for under the Second Lien Credit Agreement.

212.         “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

213.         “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

214.         “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

215.         “Sinclair-Related Litigations” means, collectively, (a) Adversary Proceeding Case No. 23-03134 against Sinclair Broadcast Group, Inc., Sinclair Television Group, Inc., Diamond Sports TopCo LLC, Diamond Sports Intermediate Holdings LLC, Diamond Sports Intermediate Holdings A LLC, Diamond Sports Holdings LLC, certain individuals currently or formerly affiliated with Sinclair Parent, and Bally’s Corporation (and any other defendants that may later be added), (b) Adversary Proceeding Case

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No. 23-03135 against JPMorgan Chase Funding Inc. and JPMorgan Chase & Co. (and any other defendants that may later be added), (c) any other litigation commenced or that could be commenced by or on behalf of any Debtor or Estate against (i) the Sinclair Parties, (ii) the JPM Parties, or (iii) Bally’s Corporation, and (d) any other litigation commenced or that could be commenced by or on behalf of any Debtor or Estate against non-Sinclair Parties arising out of, or otherwise relating to, the same transactions or occurrences that are the subject of clauses (a) through (c) of this definition.

216.         “Sinclair-Related Litigations Defendant” means, collectively, any Sinclair Party, any JPM Party, Bally’s Corporation, or any other Person or Entity that is or may be a defendant in any Sinclair-Related Litigations.

217.         “Sinclair Parent” means Sinclair, Inc., a Maryland corporation.

218.         “Sinclair Parties” means Sinclair Parent and its Affiliates that are not Debtors (or direct or indirect subsidiaries of the Debtors).

219.         “Sinclair Party Claims” means, collectively, any (a) Claim on account of deferred management fees and incentive fees (whether accrued or to be earned), which Claims were released and waived as of the date of the entry of the Sinclair Settlement Order, and (b) any indemnification claim held by any Sinclair Party or any Sinclair Party’s current or former directors, officers, or employees against any Debtor and any other potential or actual claim or Cause of Action held by any Sinclair Party against any Debtor, which claims and Causes of Action in this clause (b) shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code and/or shall otherwise be discharged, cancelled, released, and extinguished, and shall be of no further force or effect, in each case, as of the Sinclair Release Effective Date. For the avoidance of doubt, Holders of Sinclair Party Claims shall not receive any distribution pursuant to the Plan on account of such Sinclair Party Claims.

220.         “Sinclair Release Effective Date” means the date on which the Debtors have received $495 million in Cash (including the Sinclair Settlement Deposit, but excluding any Sinclair Settlement Extension Payments (if any)) pursuant to the Sinclair Settlement Order, which date must occur on or prior to the Sinclair Settlement Outside Date; provided that if the Debtors have not received such $495 million in Cash pursuant to the Sinclair Settlement Order on or prior to the Sinclair Settlement Outside Date, then (a) none of the mutual releases set forth in the Sinclair Settlement Order shall become effective, (b) DSG may retain all payments in Cash received pursuant to the Sinclair Settlement Order (including the Sinclair Settlement Deposit and any Sinclair Settlement Extension Payments), if any, and (c) all parties will retain all claims, Causes of Action, and defenses as set forth in the Sinclair Settlement Order.

221.         “Sinclair Settlement Deposit” means a $50 million Cash deposit received by the Debtors pursuant to the Sinclair Settlement Order towards payment of the full $495 million in Cash agreed to be paid pursuant to the Sinclair Settlement Order.

222.         “Sinclair Settlement Extension Payments” means $6 million in non-refundable Cash payments to the Debtors for each 15-day extension to the Sinclair Settlement Outside Date paid to the Debtors in accordance with the Sinclair Settlement Order, which payments may not exceed $24 million in the aggregate.

223.         “Sinclair Settlement Order” means the Order (I) Authorizing and Approving the Settlement By and Among the Debtors and Sinclair, JPM, and Bally’s and (II) Granting Related Relief [Docket No. 1849], as may be amended, restated, supplemented, or otherwise modified from time to time.

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224.         “Sinclair Settlement Outside Date” means 60 calendar days following the date on which the Sinclair Settlement Order is entered by the Bankruptcy Court, as such date may be extended in exchange for Sinclair Settlement Extension Payments pursuant to the terms of the Sinclair Settlement Order, and which date may not be extended beyond the date that is 120 calendar days following the date on which the Sinclair Settlement Order is entered by the Bankruptcy Court.

225.         “Sports Leagues” means collectively, Major League Baseball, the National Basketball Association, the National Hockey League, and the teams in such leagues.

226.         “SPV Cash” means all Cash held by non-Debtor Diamond Sports Finance SPV, LLC on or prior to the Effective Date (prior to giving effect to the Restructuring Transactions), which Cash shall be used to fund Cash distributions pursuant to the Plan on the Effective Date or otherwise contributed to the balance sheet(s) of New OpCo and/or its wholly-owned subsidiaries (other than the New A/R Facility Borrower) on the Effective Date.

227.         “Strategic Investor” means Amazon.com Services LLC.

228.         “Strategic Investor Investment Option” means the option for the Strategic Investor to invest up to $50 million in New HoldCo, based on a $500 million equity valuation for New HoldCo, which option may be exercised by the Strategic Investor on or before the nine-month anniversary of the Effective Date pursuant to the terms of the Convertible B Exit Notes Commitment Letter and the Convertible B Exit Notes Documents.

229.         “Take Back Debt Documents” means, collectively, the credit agreement and all other agreements, documents, and instruments evidencing the Take Back Term Loans to be delivered and entered into in connection therewith, which shall be consistent with the term sheet attached as Exhibit 5 to the Restructuring Term Sheet and otherwise in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties.

230.         “Take Back Term Loans” means the take back term loans in the aggregate principal amount of $200 million issued by Reorganized DSN and guaranteed by all wholly-owned subsidiaries of Reorganized DSN (other than the New A/R Facility Borrower and subject to customary exceptions to be agreed) on the Effective Date pursuant to the terms of the Take Back Debt Documents, and which shall be consistent with the term sheet attached as Exhibit 5 to the Restructuring Term Sheet.

231.         “Tax Code” means title 26 of the United States Code, 26 U.S.C. §§ 1–9834, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

232.         “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.D of the Plan.

233.         “Third Lien Agent” means Wilmington Savings Fund Society, FSB, solely in its capacity as collateral agent under the Third Lien Credit Agreement, and any predecessor or successor administrative or collateral agent thereunder, in each case solely in its capacity as such.

234.         “Third Lien Claims” means, collectively, all Third Lien Term Loan Claims and all Third Lien Notes Claims.

235.         “Third Lien Credit Agreement” means that certain Credit Agreement, dated as of August 23, 2019, by and among Diamond Sports Intermediate Holdings LLC, DSG, as borrower, Wilmington Savings Fund Society, FSB, as collateral agent, and the issuing banks and lenders party thereto,

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as amended by the First Amendment, dated as of December 20, 2019, and the Second Amendment, dated as of March 1, 2022, as such agreement, in whole or in part, in one or more instances, may be amended, restated, renewed, extended, supplemented, or otherwise modified from time to time (including any successive amendments, restatements, renewals, and extensions).

236.         “Third Lien Notes” means the 5.375% senior secured third lien notes due August 15, 2026, issued pursuant to the Third Lien Notes Indenture.

237.         “Third Lien Notes Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Third Lien Notes or the Third Lien Notes Indenture.

238.         “Third Lien Notes Indenture” means that certain Indenture, dated as of August 2, 2019, among DSG and Diamond Sports Finance Company, as issuers, the other Grantors party thereto from time to time, and U.S. Bank Trust Company, National Association (or any successor thereto), as indenture trustee, as amended and supplemented by Supplemental Indenture No. 1, dated as of August 23, 2019, by and among the Grantors named therein and U.S. Bank Trust Company, National Association, Supplemental Indenture No. 2, dated as of December 20, 2019, by and among DSG and Diamond Sports Finance Company, as issuers, the other Grantors named therein, and U.S. Bank Trust Company, National Association, Supplemental Indenture No. 3, dated as of June 3, 2020, by and among the Grantors named therein and U.S. Bank Trust Company, National Association, and Supplemental Indenture No. 4, dated as of March 1, 2022, by and among DSG and Diamond Sports Finance Company, as issuers, the other Grantors named therein, and U.S. Bank Trust Company, National Association, and as further amended, restated, adjusted, waived, renewed, extended, supplemented, or otherwise modified from time to time.

239.         “Third Lien Notes Indenture Trustee” means Delaware Trust Company (and its predecessors and successors thereto), solely in its capacity as indenture trustee under the Third Lien Notes Indenture.

240.         “Third Lien Term Loan Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Third Lien Term Loan Facility.

241.         “Third Lien Term Loan Facility” means that certain prepetition secured term loan credit facility provided for under the Third Lien Credit Agreement.

242.         “Treasury Regulations” means the tax regulations issued by the U.S. Internal Revenue Service in connection with the Tax Code, as may be amended from time to time.

243.         “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas (Region 7).

244.         “UCC” means the official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases pursuant to the Notice of Appointment of Official Committee of Unsecured Creditors [Docket No. 247], as may be reconstituted from time to time.

245.         “UCC Members” means, each in its capacity as a member of the UCC: (a) Harte-Hanks Response Management/Austin, Inc.; (b) Intelsat US LLC; (c) U.S. Bank Trust Company, National Association, as Indenture Trustee; and (d) VITAC Corporation.

246.         “UCC Settlement” means the settlement of the UCC’s potential objections to the DIP Facility and the restructuring transactions contemplated under the restructuring support agreement, dated as of January 16, 2024, a copy of which is filed at Docket No. 1613, the terms of which are set forth in the

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Restructuring Support Agreement and which settlement has been or will be implemented pursuant to the DIP Order, the Plan, and the Confirmation Order.

247.         “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

248.         “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

249.         “Unsecured Claim Cash Distribution” means Cash in an amount equal to the lesser of (a) a dollar amount equal to a 6% Cash recovery on an aggregate basis to all Holders of Allowed General Unsecured Claims and (b) $13 million.

250.         “Unsecured Notes” means the 6.625% senior notes due August 15, 2027, issued pursuant to the Unsecured Notes Indenture.

251.         “Unsecured Notes Claims” means, collectively, all Claims against any Debtor arising under, derived from, or based upon the Unsecured Notes or the Unsecured Notes Indenture.

252.         “Unsecured Notes Indenture” means that certain Indenture, dated as of August 2, 2019, among DSG and Diamond Sports Finance Company, as Issuers, the other guarantors from time to time party thereto, and U.S. Bank Trust Company, National Association, as trustee, as amended, restated, adjusted, waived, renewed, extended, supplemented, or otherwise modified from time to time in accordance with the terms thereof.

253.         “Unsecured Notes Indenture Trustee” means U.S. Bank Trust Company, National Association (or any successor thereto), solely in its capacity as indenture trustee under the Unsecured Notes Indenture.

254.         “Voting Deadline” means the deadline to submit votes to accept or reject the Plan set forth in the order approving the Disclosure Statement, as may be modified in accordance with such order.

255.         “YES Interests” means Debtor Sports Network II, LLC’s equity interests in non-Debtor Red Seam Holdings, LLC.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors, as applicable, in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the

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Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (13) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Certain Consent Rights

Notwithstanding anything in the Plan or the Confirmation Order to the contrary (including Article XII.J of the Plan), all consent rights, including the various consent rights of the Consenting Parties set forth in the Restructuring Support Agreement, with respect to the form and substance of the Plan, the Plan Supplement, and any other applicable Definitive Documents shall be incorporated herein by this reference and fully enforceable as stated herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms. For the avoidance of doubt, the failure to specify a particular consent right in the Plan or the Confirmation Order that is otherwise set forth in the Restructuring Support Agreement does not in any way impair, alter, or amend such consent or consultation rights, which remain

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binding on the parties to the Restructuring Support Agreement and are incorporated into the Plan, the Plan Supplement, the Confirmation Order, and any other related Definitive Documents.

H.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  Except as otherwise expressly provided for herein, in the event of an inconsistency between the Plan and the Plan Supplement, the Plan shall control. In the event of any inconsistency between the Plan, the Plan Supplement, and the Confirmation Order, the Confirmation Order shall control.

Article II.

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of DIP Claims, Professional Fee Claims, and Claims for fees and expenses pursuant to section 1930 of the Judicial Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 60 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

Except for Claims subject to section 503(b)(1)(D) of the Bankruptcy Code, Claims arising under section 503(b)(9) of the Bankruptcy Code (for which the general Bar Date applies), Claims for fees and expenses pursuant to section 1930 of the Judicial Code, Professional Fee Claims, DIP Claims, and Claims for professional fees and expenses to be paid pursuant to the Cash Collateral Order, the DIP Order, and/or the Restructuring Support Agreement, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order; provided that the Administrative Claims Bar Date does not apply to Administrative Claims incurred by the Debtors in the ordinary course of their business as conducted prior to the Petition Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with an order that becomes a Final Order of, the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims

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Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors, or the property of any of the foregoing, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

B.	Professional Fee Claims
1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Funds held in the Professional Fee Escrow Account shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Debtors or the Reorganized Debtors, as applicable, from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay the amount of the Allowed Professional Fee Claims owing to the Professionals in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days prior to the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior

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payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided, however, that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses

From and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors, the Reorganized Debtors, or the UCC, as applicable. Following the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court; provided that any Professional retained in the Chapter 11 Cases will provide reasonably detailed summary invoices to the First Lien Group Advisors and the Crossholder Group Advisors for any fees and expenses earned or incurred after the Confirmation Date and on and before the Effective Date, and the First Lien Group and/or the Crossholder Group shall have until the expiration of the Fee Review Period to inform the Debtors and the relevant Professionals that they dispute all or a portion of the fees and expenses contained in any such invoices.

The Debtors and the Reorganized Debtors, as applicable, shall pay, within 5 Business Days after the conclusion of the Fee Review Period, any such claims for compensation or reimbursement of expenses incurred by the Professionals of the Debtors, the Reorganized Debtors, or the UCC, as applicable, which are not subject to dispute by the Debtors or the Reorganized Debtors, as applicable, the First Lien Group, or the Crossholder Group. If the Debtors or the Reorganized Debtors, as applicable, the First Lien Group, or the Crossholder Group dispute the reasonableness of such invoice prior to the expiration of the Fee Review Period, (i) the disputed portion of such invoice shall not be paid until the dispute is resolved and (ii) the Debtors or the Reorganized Debtors, as applicable, or the affected Professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice. Notwithstanding anything to the contrary contained herein, any success fees, restructuring fees, or similar back-end fees earned by any Professionals retained by the Debtors or the UCC shall not be paid unless and until such fees are approved by the Bankruptcy Court.

C.	DIP Claims

As of the Effective Date, the DIP Claims shall be Allowed in the full amount outstanding under the DIP Documents, including principal, interest, fees, and expenses. On the Effective Date, except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment of its Allowed DIP Claim (other than DIP Commitment Premium Claims), in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each Holder of an Allowed DIP Claim (or its designee(s) as designated pursuant to and in accordance with the Distribution Designation Procedures) shall receive its pro rata share of: (1) the DIP MOIC Equity; (2) $240 million in Cash from the proceeds of the New A/R Facility and the Convertible B Exit Notes; (3) (a) if the Litigation Proceeds Condition is met, (i) $210 million plus the amount of any Capitalized DIP Interest in Cash from the Class C Litigation Proceeds and (ii) the Litigation CVR Proceeds, or (b) if the Litigation Proceeds Condition is not met, (x) 80% of the Cash from each of the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) and (y) (i) at the election of the Holder of the Allowed DIP Claim in accordance with the DIP Claims

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Election Procedures, Convertible A Exit Notes, and/or Exit Term Loans (up to an aggregate cap of $40 million plus Capitalized DIP Interest in aggregate principal amount of Exit Term Loans) in an aggregate principal amount equal to $210 million (which shall be reduced by the amount of Cash distributed to the Holders of DIP Claims from the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any)) plus the amount of Capitalized DIP Interest, and (ii) the Litigation CVRs; and (4) payment in full in Cash of any other DIP Claims, including any accrued and unpaid interest, fees, or other amounts owed under the DIP Documents (other than DIP Commitment Premium Claims). Notwithstanding anything to the contrary in the preceding sentence, (a) if the Litigation Proceeds Condition is met on or prior to the Confirmation Date, the DIP Claims Election Procedures shall not be utilized in connection with consummation of the Plan and (b) if the Litigation Proceeds Condition is met following the Confirmation Date, any elections made by Holders of DIP Claims pursuant to the DIP Claims Election Procedures shall be deemed null and void ab initio.

On the Effective Date, in full and final satisfaction, settlement, release, and discharge of, and in exchange for any DIP Commitment Premium Claims, each DIP Commitment Party (or its designee(s) as designated pursuant to and in accordance with the Distribution Designation Procedures)) shall receive its pro rata share (based on the amount of such DIP Commitment Party’s DIP Commitment Premium set forth in the DIP Commitment Letter) of the DIP Commitment Premium Equity.

Contemporaneously with the indefeasible payment or satisfaction in full of the DIP Claims in accordance with this Article II.C, the DIP Facility shall be deemed canceled, all commitments under the DIP Documents shall be deemed terminated, all Liens on property of the Debtors or the Reorganized Debtors, as applicable, arising out of or related to the DIP Facility shall automatically terminate, all collateral subject to such Liens shall be automatically released, and all guarantees of the Debtors or the Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions necessary to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business by the Reorganized Debtors.

Article III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, Confirmation of the Plan, and distributions to be made in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect each Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, or cause the transfer of any assets. Except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist

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as separate legal entities. The Plan is not premised on, and does not provide for, the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in the Plan.

The Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors, as applicable. All of the potential Classes for the Debtors are set forth herein. Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (i) Impaired or Unimpaired by the Plan, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and/or (iii) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Professional Fee Claims) and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Article III. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.D. For all purposes under the Plan, each Class will contain sub-classes for each of the Debtors, except that Class 9 shall be vacant at each Debtor other than DSG.

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	First Lien Claims	Impaired	Entitled to Vote
4	Junior Funded Debt Claims	Impaired	Entitled to Vote
5	Go-Forward Trade Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
6	General Unsecured Claims	Impaired	Entitled to Vote
7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
9	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

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B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below.

1.	Class 1 — Other Secured Claims
(a)	Classification: Class 1 consists of any Other Secured Claims.
(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the Debtors with the reasonable consent of the Required DIP Commitment Parties, either:
(i)	payment in full in Cash;
(ii)	delivery of collateral securing any such Claim;
(iii)	Reinstatement of such Allowed Other Secured Claim; or
(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.
2.	Class 2 — Other Priority Claims
(a)	Classification: Class 2 consists of any Other Priority Claims.
(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the Debtors with the reasonable consent of the Required DIP Commitment Parties, either:
(i)	payment in full in Cash; or
(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.
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3.	Class 3 — First Lien Claims
(a)	Classification: Class 3 consists of any First Lien Claims against any Debtor.
(b)	Allowance: On the Effective Date, First Lien Claims shall be Allowed in an amount equal to the First Lien Claims Cap.
(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed First Lien Claim agrees to a less favorable treatment of its Allowed First Lien Claim, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed First Lien Claim, each Holder of an Allowed First Lien Claim shall receive its pro rata share of:
(i)	Cash in an amount equal to $65 million less the AP Reduction Amount;
(ii)	Take Back Term Loans (excluding any Take Back Term Loans purchased by the Initial DIP Commitment Parties pursuant to the exercise of the Purchase Option) and, to the extent the Purchase Option is exercised, Cash received by the Debtors from the Purchase Option; and

(iii)	after taking into account the First Lien Paydown and the distributions set forth in items (i) and (ii) above, and in each case up to the First Lien Claims Cap, either:
A.	if the Litigation Proceeds Condition is met, the Class A Litigation Proceeds; or
B.	if the Litigation Proceeds Condition is not met, (x) 15% of the Cash from each of the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) and (y) the Class A Litigation Trust Interests.
(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed First Lien Claims are entitled to vote to accept or reject the Plan.
4.	Class 4 — Junior Funded Debt Claims
(a)	Classification: Class 4 consists of any Junior Funded Debt Claims against any Debtor.
(b)	Allowance: On the Effective Date, Junior Funded Debt Claims shall be Allowed in the aggregate amount of $8,425,611,996.28, consisting of the following:
(i)	Second Lien Revolving Loan Claims shall be allowed in the aggregate amount of $230,205,129.51;
(ii)	Second Lien Term Loan Claims shall be allowed in the aggregate amount of $3,234,860,037.30;
(iii)	Second Lien Notes Claims shall be allowed in the aggregate amount of $3,134,954,571.84;
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(iv)	Third Lien Term Loan Claims shall be allowed in the aggregate amount of $4,194,855.45;
(v)	Third Lien Notes Claims shall be allowed in the aggregate amount of $10,530,821.04; and
(vi)	Unsecured Notes Claims shall be allowed in the aggregate amount of $1,810,866,581.14.
(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Junior Funded Debt Claim agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Junior Funded Debt Claim, each Holder of an Allowed Junior Funded Debt Claim (or its designee(s) as designated pursuant to and in accordance with the Distribution Designation Procedures) shall receive its pro rata share of:
(i)	the Junior Creditor Equity; and
(ii)	either:
A.	if the Litigation Proceeds Condition is met, the Class B Litigation Proceeds; or
B.	if the Litigation Proceeds Condition is not met, (x) 5% of the Cash from each of the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) and (y) the Class B Litigation Trust Interests.
(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Junior Funded Debt Claims are entitled to vote to accept or reject the Plan.
5.	Class 5 — Go-Forward Trade Claims
(a)	Classification: Class 5 consists of any Go-Forward Trade Claims.
(b)	Treatment: Except to the extent that a Holder of an Allowed Go-Forward Trade Claim agrees to a less favorable treatment of its Allowed Go-Forward Trade Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each such Allowed Go-Forward Trade Claim, each Holder of an Allowed Go-Forward Trade Claim shall receive, at the option of the applicable Debtor(s), either:
(i)	Reinstatement of such Allowed Go-Forward Trade Claim on the Effective Date;
(ii)	payment in full in Cash on (a) the Effective Date, or (b) the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Go-Forward Trade Claim, unless otherwise agreed to by such Holder; or
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(iii)	such other treatment rendering its Allowed Go-Forward Trade Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed Go-Forward Trade Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Go-Forward Trade Claims are not entitled to vote to accept or reject the Plan.
6.	Class 6 — General Unsecured Claims
(a)	Classification: Class 6 consists of any General Unsecured Claims.
(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of its Allowed General Unsecured Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive its pro rata share of the Unsecured Claim Cash Distribution.
(c)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.
7.	Class 7 — Intercompany Claims
(a)	Classification: Class 7 consists of any Intercompany Claims.
(b)	Treatment: Each Allowed Intercompany Claim shall, at the option of the Debtors (with the reasonable consent of the Required DIP Commitment Parties), be:
(i)	Reinstated; or
(ii)	distributed, contributed, set off, cancelled, released, or otherwise addressed in a manner determined by the Debtors (with the reasonable consent of the Required DIP Commitment Parties) (without any distribution on account of such Claims).

(c)	Voting: Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.
8.	Class 8 — Intercompany Interests
(a)	Classification: Class 8 consists of all Intercompany Interests.
(b)	Treatment: On the Effective Date, Intercompany Interests shall, at the option of the Debtors (with the reasonable consent of the Required DIP Commitment Parties) be:
(i)	Reinstated; or
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(ii)	cancelled and released without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

(c)	Voting: Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) or deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.
9.	Class 9 — Existing Equity Interests
(a)	Classification: Class 9 consists of all Existing Equity Interests.
(b)	Treatment: On the Effective Date, all Existing Equity Interests will be cancelled, released, and extinguished and will be of no further force or effect. No Holder of Existing Equity Interests will receive a distribution under the Plan on account of such Existing Equity Interests.
(c)	Voting: Holders of Existing Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.
C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes; Presumed Acceptance by Non-Voting Classes

Any Class of Claims that does not have a Holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. If a Class contains Claims eligible to vote and no holder of Claims eligible to vote in such Class votes to accept or reject the Plan, such Class shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

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F.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to use certain funds and assets as set forth in the Plan to make certain distributions to Holders of Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor as of the Effective Date shall continue to be owned by the applicable Reorganized Debtor as of the Effective Date.

G.	Controversies Concerning Impairment

Notwithstanding anything to the contrary herein, if a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor.

I.	No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization for administrative purposes, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Except as expressly provided herein, nothing in the Plan, the Confirmation Order, or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed the amount of the Allowed Claim.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies resolved pursuant to the Plan, including numerous Debtor-creditor and inter-creditor issues designed to achieve an economic settlement of Claims against all of the Debtors and an efficient resolution of the Chapter 11 Cases. The Plan constitutes a settlement of

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disputes including, (1) the waiver of the right of Holders of First Lien Claims and Second Lien Claims to assert a Claim arising on account of a Diminution in Value (as defined in the Cash Collateral Order), if any, (2) the allocation of encumbered versus unencumbered value and the scope of collateral securing the First Lien Claims, the Second Lien Claims, and the Third Lien Claims, (3) any potential challenges related to the legality, validity, priority, perfection, enforceability, avoidability, or extent of the Liens or Claims of the First Lien Claims, the Second Lien Claims, and the Third Lien Claims, (4) the agreement with respect to the Allowed amount of the First Lien Claims, including with respect to any premiums owed as part of such Claims and any recharacterization of Adequate Protection Payments (as defined in the Cash Collateral Order), (5) the applicability of any issues related to the Prepetition Intercreditor Agreement and the waiver of turnover of proceeds, if any, arising thereunder, (6) the allocation of value among Debtor entities, and (7) the disputes resolved by the UCC Settlement.

The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlements and compromises are fair, equitable, reasonable, and in the best interests of the Debtors, their Estates, and Holders of Claims against and Interests in the Debtors. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or the Reorganized Debtors, as applicable, will enter into and will take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan in accordance with the Restructuring Steps Memorandum that are consistent with and pursuant to the terms and conditions of the Plan, including all actions to be taken, undertakings to be made, obligations to be incurred, and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable, in connection with such transactions, which may include, as applicable: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, cancellation, or dissolution or other certificates or documentation for other transactions as described in clause (1), pursuant to applicable state law; (4) the execution, delivery, acknowledgement, recording, and/or filing of the New Organizational Documents, and the issuance, distribution, reservation, or dilution, as applicable, of the Plan Securities, as set forth herein; (5) to the extent not entered into prior to the Confirmation Date, the execution and delivery of the New A/R Facility Documents; (6) the execution and delivery of the Convertible B Exit Notes Documents, and the issuance and delivery of New HoldCo Equity upon the conversion of the Convertible B Exit Notes or the exercise of the Strategic Investor Investment Option, in each case in accordance with the terms thereof; (7) the execution and delivery of the Commercial Agreement (to the extent not executed, delivered, and authorized prior to the Effective Date); (8) the execution and delivery of the Take Back Debt Documents; (9) the execution and delivery of the New OpCo Intercreditor Agreement and, if the Litigation Proceeds Condition is not met, the New Convert Intercreditor Agreement; (10) the adoption of the

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Management Incentive Plan and the issuance and reservation of New HoldCo Equity (or its equivalent in Awards, such as profits interests) for the participants in the Management Incentive Plan to be implemented on the terms and conditions set by the New HoldCo Board on and/or after the Effective Date; (11) all transactions and other actions necessary to separate the Debtors from Sinclair Parent and its Affiliates; (12) if the Litigation Proceeds Condition is not met, the execution and delivery of the Convertible A Exit Notes Documents, and the issuance and delivery of New TopCo Equity upon the conversion of the Convertible A Exit Notes in accordance with the terms thereof; (13) if the Litigation Proceeds Condition is not met, the execution and delivery of the Exit Term Loan Documents; (14) if the Litigation Proceeds Condition is not met, all transactions and documents necessary to establish and fund the Litigation Trust and transfer the Litigation Trust Assets to the Litigation Trust and issue the Litigation Trust Interests and Litigation CVRs; (14) entry into the DIP Commitment Party Investment Option Documents, and the issuance and delivery of New TopCo Equity upon the exercise of the DIP Commitment Party Investment Option in accordance with the terms thereof; and (15) all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable law in connection with the Plan. The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

Notwithstanding anything to the contrary in the Plan, to the extent that the Commercial Agreement has taken effect prior to the Effective Date, no claims arising thereunder or in connection therewith shall be released by the Debtor Release or the Third-Party Release.

C.	Sources of Consideration for Plan Distributions and Transfers on the Effective Date
1.	Cash on Hand and SPV Cash

On the Effective Date, the SPV Cash and Cash on hand at the Debtors will be used to fund certain distributions to certain Holders of Claims or otherwise be retained on or contributed to, as applicable, the balance sheet(s) of New OpCo and/or its wholly-owned subsidiaries (other than the New A/R Facility Borrower).

2.	Litigation Proceeds

If the Litigation Proceeds Condition is met, the Debtors shall use the $495 million in Cash plus any Sinclair Settlement Extension Payments (if any) received pursuant to the Sinclair Settlement Order to fund certain distributions to certain Holders of Claims on the Effective Date as set forth herein.  If the Litigation Proceeds Condition is not met, the Debtors shall first distribute Cash on account of the Sinclair Settlement Deposit and any Sinclair Settlement Extension Payments received by the Debtors prior to the Effective Date to Holders of certain Claims, and shall thereafter distribute the Litigation Trust Interests to the Litigation Trust Beneficiaries, in each case, on the Effective Date as set forth herein.

3.	Issuance and Distribution of the New Equity

On or prior to the Effective Date, the New Equity shall be issued and distributed to the Entities entitled to receive the New Equity pursuant to the Plan in accordance with the Restructuring Steps Memorandum. The issuance and delivery of New Equity in accordance with the Plan shall be authorized without the need for any further limited liability company or corporate action and without any further action by the Holders of Claims or other parties in interest. All of the New Equity to be issued and/or delivered in accordance with the Plan (including any New Equity that is issued upon the conversion or exercise, as applicable, of the Convertible A Exit Notes (if any), the Convertible B Exit Notes, or any of the Investment

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Options), when so issued and/or delivered shall be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution, issuance, and/or dilution of the New Equity under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Organizational Documents, which terms and conditions shall bind each Entity receiving such distribution of the New Equity. Any Entity’s acceptance of New Equity shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Equity will not be registered on any exchange as of the Effective Date and is not expected to trade on DTC. The Debtors intend for the New Equity to be distributed by delivery of statements or other evidence of the book-entry position thereof by the Distribution Agent in accordance with the Plan and the New Organizational Documents and do not expect the New Equity to be eligible for DTC book-entry delivery, settlement, and depository services. Each Person that receives New TopCo Equity pursuant to the Plan or in connection with any of the transactions contemplated thereby (including pursuant to the DIP Commitment Letter) shall be deemed to have executed, without any further action by any party, the New Shareholders Agreement as of the Effective Date.

Any Holder of Claims may designate that all or a portion of such Holder’s pro rata share of the New TopCo Equity to be distributed as part of the treatment of such Claim, be registered in the name of, and delivered to, its designee in accordance with the Distribution Designation Procedures.

On the Effective Date, 100% of the New HoldCo Equity will be indirectly owned by New TopCo, subject to dilution by the Strategic Investor Investment Option, the Convertible B Exit Notes, and the Management Incentive Plan. The Convertible B Exit Notes will be convertible into 15% of New HoldCo Equity on a fully diluted basis.

4.	New A/R Facility

The New A/R Facility Borrower and the relevant Debtors or Reorganized Debtors, as applicable, will enter into the New A/R Facility Documents on the Effective Date. On the Effective Date, Cash proceeds of the New A/R Facility will be used to fund distributions to certain Holders of Claims as set forth herein. For so long as the Take Back Term Loans are outstanding (unless expressly permitted by the Take Back Debt Documents), the Reorganized Debtors will not have more than $135 million in principal amount outstanding in the aggregate under the New A/R Facility at any single point in time. Subject to and upon such entry into the New A/R Facility Documents, the New A/R Facility Documents shall constitute legal, valid, and binding obligations of the Debtors or the Reorganized Debtors, as applicable, that are party to such New A/R Facility Documents and be enforceable in accordance with their respective terms. The terms and conditions of the New A/R Facility Documents shall bind each Entity that enters into such New A/R Facility Documents as an originator, servicer, or backstop performance guarantor. Any Entity’s entry into the New A/R Facility Documents shall be deemed as its agreement to the terms of such New A/R Facility Documents, as amended or modified from time to time following the entry of such documents in accordance with their terms.

To the extent not approved by the Bankruptcy Court previously, Confirmation shall be deemed approval of the New A/R Facility Documents and authorization of the applicable Debtors’ or Reorganized Debtors’ performance of all of their obligations thereunder (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations and guarantees to be incurred and fees and expenses paid in connection therewith), if any. To the extent not approved by the Bankruptcy Court previously, the Debtors or the Reorganized Debtors will be authorized to execute and deliver those

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documents necessary or appropriate to obtain the New A/R Facility, if any, including the New A/R Facility Documents, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors may deem to be necessary to consummate the New A/R Facility, if any.

To the extent not approved by the Bankruptcy Court previously, on the Effective Date, all of the claims, Liens, and security interests to be granted by the applicable Debtors or Reorganized Debtors in accordance with the terms of the New A/R Facility Documents, if any: (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New A/R Facility Documents; (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such other liens and security interests as may be permitted under the New A/R Facility Documents; and (c) shall not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the New A/R Facility) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

5.	Convertible B Exit Notes

On the Effective Date, the Reorganized Debtors shall execute the Convertible B Exit Notes Documents, shall issue the Convertible B Exit Notes to the Strategic Investor in exchange for $115 million in Cash, and shall be authorized to enter into and perform their obligations under the Convertible B Exit Notes Documents and such other documents as may be reasonably necessary or appropriate. Subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the issuance of the Convertible B Exit Notes to the Strategic Investor and the Convertible B Exit Notes Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Convertible B Exit Notes and the payment of all fees, payments, indemnities, and expenses provided for therein).

On the Effective Date, the Convertible B Exit Notes Documents shall constitute legal, valid, and binding obligations of the Reorganized Debtors enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Convertible B Exit Notes Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, and shall not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Convertible B Exit Notes) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. On the Effective Date, all claims, liens, and security interests granted in accordance with the terms of the Convertible B Exit Notes Documents shall (a) be legal, binding, and enforceable liens and security interests subject only to such liens and security interests as may be permitted under the Convertible B Exit Notes Documents, (b) be deemed automatically attached and perfected on the Effective Date, and (c) not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Convertible B Exit Notes) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors granting such liens and security interests in accordance with the terms of the Convertible B Exit Notes Documents are authorized to make, and shall make (to the extent reasonably requested by the Strategic Investor), all filings and recordings, and obtain all governmental approvals and consents necessary, to establish and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in absence of the Plan and the Confirmation Order (it being understood that

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notwithstanding anything herein to the contrary, perfection shall occur automatically by virtue of the Plan and the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interest to third parties.

With respect to the shares of New HoldCo Equity to which they are entitled pursuant to the conversion right provided for in the Convertible B Exit Notes Documents, the holders of the Convertible B Exit Notes shall be (a) deemed to be the beneficial owners of such New HoldCo Equity and (b) permitted to vote on all matters subject to a vote of holders of the New HoldCo Equity, in each case on an as-converted basis and at all times without conversion; provided that New HoldCo Equity corresponding to any portion of the Convertible B Exit Notes that has not yet been converted shall not be entitled to distributions or other economic rights until such time as the Convertible B Exit Notes are converted in accordance with the Convertible B Exit Notes Documents.

6.	Take Back Term Loans

On the Effective Date, the applicable Reorganized Debtors shall execute and deliver the Take Back Debt Documents, and Reorganized DSN shall distribute Take Back Term Loans in the aggregate principal amount equal to $200 million to Holders of First Lien Claims and, to the extent applicable, to any Initial DIP Commitment Party (or its designee) that exercises the Purchase Option and purchases Take Back Term Loans in accordance with the Purchase Option Election Procedures. The Cash proceeds received by the Debtors from the exercise of the Purchase Option by any Initial DIP Commitment Parties shall be distributed to the Holders of First Lien Claims on the Effective Date in accordance with the Take Back Debt Documents and the Plan.

On the Effective Date, the Take Back Debt Documents shall constitute legal, valid, and binding obligations of the applicable Reorganized Debtors and all claims, liens, and security interests granted in accordance with the terms of the Take Back Debt Documents shall (a) be legal, binding, and enforceable subject only to such liens and security interests as may be permitted under the Take Back Debt Documents, (b) be deemed automatically attached and perfected on the Effective Date, and (c) not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Take Back Term Loans) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. Notwithstanding the exercise of the Purchase Option and any resulting original issue discount for federal income tax purposes, the Take Back Term Loans will be deemed to have been issued at par and not with any original issue discount for non-tax purposes.

7.	Convertible A Exit Notes / Exit Term Loans

If the Litigation Proceeds Condition is not met, the applicable Reorganized Debtors shall issue or distribute as applicable, the Convertible A Exit Notes and/or Exit Term Loans on the Effective Date, in an aggregate principal amount of $210 million (which shall be reduced by the amount of Cash distributed to the Holders of DIP Claims from the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any) on the Effective Date) plus the amount of the Capitalized DIP Interest (provided that there will in no event be more than $40 million (plus Capitalized DIP Interest) in aggregate principal amount of Exit Term Loans) to Holders of DIP Claims in accordance with the elections made by such Holders pursuant to the DIP Claims Election Procedures. If the Litigation Proceeds Condition is not met, on the Effective Date, Holders of DIP Claims will be deemed to tender the applicable amount of DIP Claims in exchange for an equal principal amount of Convertible A Exit Notes and/or Exit Term Loans in lieu of Cash. In connection therewith, the Reorganized Debtors shall execute and deliver the Convertible A Exit Notes Documents and Exit Term Loan Documents to the Convertible A Exit Notes Trustee and the Exit

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Term Loan Agent, respectively, and shall distribute the Convertible A Exit Notes and the Exit Term Loans to Holders of DIP Claims (or their designees).

The Convertible A Exit Notes Documents and the Exit Term Loan Documents, if any, shall constitute legal, valid, and binding obligations of the applicable Reorganized Debtors and all claims, liens, and security interests granted in accordance with the terms of the Convertible A Exit Notes Documents and the Exit Term Loan Documents shall (a) be legal, binding, and enforceable subject, with respect to priority, only to such liens and security interests as may be permitted to be senior thereto under the Convertible A Exit Notes Documents and the Exit Term Loan Documents, as applicable, (b) be deemed automatically attached and perfected on the date of their grant, and (c) not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Convertible A Exit Notes) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

8.	Litigation CVRs

If the Litigation Proceeds Condition is not met, the Debtors or the Reorganized Debtors, as applicable, will form LitigationCo in accordance with the Restructuring Steps Memorandum, LitigationCo will receive 100% of the Class C Litigation Trust Interests, and LitigationCo will issue the Litigation CVRs to Holders of DIP Claims (or their designees). The Litigation CVRs will obligate LitigationCo to pay to holders of the Litigation CVRs $45 million in the aggregate from Litigation Proceeds received on account of the Class C Litigation Trust Interests, after payment in full of the Convertible A Exit Notes and the Exit Term Loans. The Litigation CVRs shall be unsecured and shall not be guaranteed by the other Reorganized Debtors.

Any documents evidencing the Litigation CVRs shall constitute legal, valid, and binding obligations of the applicable Reorganized Debtors and be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties, and all claims granted in accordance with such documents shall (a) be legal, binding, and enforceable and (b) not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Litigation CVRs) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

9.	Investment Options

On the Effective Date, the applicable Reorganized Debtors will enter into the DIP Commitment Party Investment Option Documents. The DIP Commitment Party Investment Option Documents will allocate the DIP Commitment Party Investment Option among the Initial DIP Commitment Parties (or their designees, as applicable) consistent with the terms of the DIP Commitment Letter, including Schedule 1 thereto.

Any documents evidencing the Investment Options shall constitute legal, valid, and binding obligations of the applicable Reorganized Debtors and all claims granted in accordance with such documents shall (a) be legal, binding, and enforceable and (b) not be subject to avoidance, recharacterization, subordination (including equitable subordination), or reduction (including on account of any tax treatment of the Investment Options) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.

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The Debtors do not intend for the Litigation CVRs to be “securities” under applicable laws. Notwithstanding this intention, to the extent the Litigation CVRs are deemed to be “securities,” the issuance of the Litigation CVRs will be exempt pursuant to section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code).

D.	Marquee Interests

To the extent the Marquee Acquisition Right is not exercised pursuant to the Sinclair Settlement Order prior to the Effective Date, on the Effective Date, the Marquee Interests shall be indirectly wholly owned by New TopCo in accordance with the Restructuring Steps Memorandum. If the Litigation Proceeds Condition is not met, and subject in all respects to the Marquee Acquisition Right, the Convertible A Exit Notes and the Exit Term Loans will be secured, directly or indirectly, by the Marquee Interests.

E.	Litigation Trust and Litigation Trust Assets

Notwithstanding anything to the contrary set forth herein, the Litigation Trust shall be created and the terms of this Article IV.E shall apply only if the Litigation Proceeds Condition is not met. If the Litigation Proceeds Condition is not met, the Litigation Trust shall be created and the Litigation Trust Interests issued by no later than the Effective Date.

1.	Creation of the Litigation Trust

If the Litigation Proceeds Condition is not met, on the Effective Date, the Debtors and the Litigation Trustee shall execute the Litigation Trust Agreement and the other Litigation Trust Documents and shall take all steps necessary to establish the Litigation Trust in accordance with the Plan, which shall be for the benefit of the Litigation Trust Beneficiaries. In connection therewith, the Debtors shall transfer and/or assign and shall be deemed to transfer and/or assign to the Litigation Trust all of their rights, titles, and interests in and to all of the Litigation Trust Assets. In accordance with section 1141 of the Bankruptcy Code, the Litigation Trust Assets shall automatically vest in the Litigation Trust free and clear of all Claims and Liens, subject only to (a) the Litigation Trust Interests and (b) the expenses of the Litigation Trust as provided for in the Litigation Trust Agreement. Also on the Effective Date, and subject to, in all respects, the terms of the Litigation Trust Documents, all Privileges held by the Debtors shall be transferred to and vest exclusively in the Litigation Trust.

The Litigation Trust shall be established to monetize and distribute the proceeds of the Litigation Trust Assets in accordance with the Plan, the Confirmation Order, and the Litigation Trust Agreement. Following the Effective Date, if the Sinclair Release Effective Date occurs on or prior to the Sinclair Settlement Outside Date, the Litigation Trust shall distribute the Cash proceeds thereof in accordance with the terms set forth herein. If the Sinclair Release Effective Date does not occur on or prior to the Sinclair Settlement Outside Date, then the Litigation Trust shall pursue the Sinclair-Related Litigations. The Litigation Trust shall be governed by the Litigation Trust Agreement and administered by the Litigation Trustee. The Litigation Trust Agreement shall specify the powers, rights, and responsibilities of the Litigation Trustee, and the rights of the Litigation Trust Beneficiaries.

On and after the date of transfer of the Litigation Trust Assets to the Litigation Trust, the Reorganized Debtors shall have no direct interest in the Litigation Trust Assets. To the extent that any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, the Reorganized Debtors shall be deemed to have been designated as a representative of the Litigation Trust pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of the Litigation Trust

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for the benefit of the Litigation Trust Beneficiaries. Notwithstanding the foregoing, all net proceeds of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed in accordance with the Plan and the Litigation Trust Agreement.

Notwithstanding anything in the Plan to the contrary, the Debtors and the Reorganized Debtors shall have no obligation to provide any funds or financing to the Litigation Trust, other than the obligation to contribute the Litigation Trust Assets in accordance with the Plan and the Litigation Trust Agreement, and under no circumstances will the expenses of the Litigation Trust be paid or reimbursed by the Debtors and the Reorganized Debtors.

2.	Transfer of Assets and Causes of Action to the Litigation Trust

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary, (i) the Litigation Trust is intended to be treated as a “liquidating trust” for U.S. federal income tax purposes pursuant to Treasury Regulation § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, and substantively consistent with Rev. Proc. 94-45, 1994-2 C.B. 684, and thus, as a “grantor trust” within the meaning of Sections 671-679 of the Tax Code, (ii) the sole purpose of the Litigation Trust shall be to distribute the net proceeds of the Litigation Trust Assets in accordance with Treasury Regulation § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, and (iii) each of the Debtors, the Reorganized Debtors, the Litigation Trustee, and the recipients of Litigation Trust Interests shall report consistent with such treatment. The Litigation Trust Interests held by the Litigation Trust Beneficiaries are intended to be held as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment). The Litigation Trust Beneficiaries shall be treated, for U.S. federal income tax purposes, as the grantors of the Litigation Trust and as the deemed owners of the Litigation Trust Assets. For U.S. federal income tax purposes, the transfer of assets to the Litigation Trust will be deemed to occur as (a) a first-step transfer of the Litigation Trust Assets to applicable Holders of Claims, to the extent applicable, and, to the extent the Litigation Trust Assets are allocable to Disputed Claims, to the disputed claims reserve described below and (b) a second-step transfer of the Litigation Trust Assets by such Holders of Claims, other than to the extent relevant with respect to the disputed claims reserve, to the Litigation Trust. As a result, the first step of the transfer of the Litigation Trust Assets to the Litigation Trust is expected to be treated as a taxable exchange under Section 1001 of the Tax Code. As soon as possible after the transfer of the Litigation Trust Assets to the Litigation Trust, the Litigation Trustee shall make a good faith valuation of the Litigation Trust Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, the Reorganized Debtors, the Litigation Trustee, and the recipients of Litigation Trust Interests shall take consistent positions with respect to the valuation of the Litigation Trust Assets, and such valuations shall be utilized for all U.S. federal income tax purposes.

Following the transfer of the Litigation Trust Assets to the Litigation Trust, the Litigation Trust Beneficiaries shall include in their annual taxable incomes, and pay tax to the extent due on, their allocable shares of each item of the Litigation Trust’s income, gain, deduction, loss, and credit. Under the Litigation Trust Agreement, the Litigation Trustee will be required to file income tax returns for the Litigation Trust as a grantor trust of the Litigation Trust Beneficiaries. In addition, the Litigation Trust Agreement will require consistent valuation by all parties, including the Debtors, the Reorganized Debtors, the Litigation Trustee, and the Litigation Trust Beneficiaries, for all U.S. federal income tax and reporting purposes, of any property held by the Litigation Trust. The Litigation Trust Agreement will also limit the investment powers of the Litigation Trustee in accordance with Internal Revenue Service Rev. Proc. 94-45 and will require the Litigation Trust to distribute at least annually to the Litigation Trust Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for taxes), except for recoveries retained as reasonably necessary to maintain the value of the Litigation Trust Assets.

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With respect to amounts, if any, in a reserve for Disputed Claims, the Debtors expect that (a) such reserve will be treated for U.S. federal income tax purposes as either a “disputed ownership fund” governed by Treasury Regulation § 1.468B-9 or as a taxable entity separate from the Litigation Trust, (b) any appropriate elections with respect thereto shall be made, and (c) such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate federal income tax return shall be filed with the Internal Revenue Service for such disputed claims reserve and will be subject to tax annually on a separate entity basis. Any taxes (including with respect to interest, if any, earned in the reserve, or any recovery on the portion of assets allocable to such reserve in excess of the disputed claims reserve’s basis in such assets) imposed on such reserve shall be paid out of the assets of the reserve (and reductions shall be made to amounts disbursed from the reserve to account for the need to pay such taxes).

3.	The Administration of the Litigation Trust and the Powers of the Litigation Trustee

The Litigation Trust shall be administered by the Litigation Trustee pursuant to the Litigation Trust Agreement. The Litigation Trustee shall be selected by the Required DIP Commitment Parties, subject to the consent of the First Lien Group and the Debtors (which will not be unreasonably withheld, conditioned, or delayed), in accordance with the terms set forth in the Litigation Trust Agreement and in accordance with the Restructuring Support Agreement. The Litigation Trust, acting by and through the Litigation Trustee, shall be (a) the exclusive administrator of the assets of the Litigation Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(4), and (b) a “party in interest” within the meaning of section 1109(b) of the Bankruptcy Code and “representative” of the Estates within the meaning of section 1123(b)(3)(B) of the Bankruptcy Code, in each case, solely for purposes of carrying out the Litigation Trustee’s duties under the Litigation Trust Agreement with respect to the Litigation Trust Beneficiaries. In the event of any inconsistency solely between this Article IV.E and the Litigation Trust Documents, the Litigation Trust Documents shall control, with the Plan controlling in all other cases. All compensation for the Litigation Trustee and other costs of administration for the Litigation Trust shall be paid by the Litigation Trust in accordance with the Plan and the Litigation Trust Agreement.

The Litigation Trust Agreement will be Filed with the Plan Supplement and will provide for, among other things: (a) the transfer of the Litigation Trust Assets to the Litigation Trust (other than the Sinclair Settlement Deposit and the Sinclair Settlement Extension Payments (if any), in each case, to the extent received by the Debtors prior to the Effective Date); (b) the payment of certain Litigation Trust Expenses (including the cost of pursuing the Sinclair-Related Litigations) of the Litigation Trust from the Litigation Trust Funding Amount and the proceeds of the Litigation Trust Assets; (c) litigation of the Sinclair-Related Litigations, as applicable, which may include the prosecution, settlement, abandonment, or dismissal of such litigation; (d) distributions to holders of Litigation Trust Interests, as provided herein and in the Litigation Trust Agreement; (e) certain cooperation obligations of the Debtors and the Litigation Trust, including with respect to Privileges; (f) the identity of the Litigation Trustee; (g) the terms of the Litigation Trustee’s engagement; (h) whether the Litigation Trustee shall be bonded; and (i) reasonable and customary provisions that allow for limitation of liability and indemnification of the Litigation Trustee and its professionals by the Litigation Trust. Any such indemnification shall be the sole responsibility of the Litigation Trust and payable solely from the Litigation Trust Assets and the proceeds thereof. The Litigation Trustee shall be responsible for all decisions and duties with respect to the Litigation Trust and the Litigation Trust Assets, except as otherwise provided in the Plan, the Confirmation Order, or the Litigation Trust Agreement.

In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, the Litigation Trustee, for the benefit of the Litigation Trust, shall: (a) hold the Litigation Trust Assets and the net proceeds thereof for the benefit of the Litigation Trust Beneficiaries; (b) make distributions as provided in the Plan and the Litigation Trust Agreement; and (c) have the power, authority, and responsibility to prosecute and resolve any Sinclair-Related Litigation. The Litigation Trustee shall be responsible for all decisions and

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duties with respect to the Litigation Trust and the Litigation Trust Assets, except as otherwise provided in the Litigation Trust Agreement. The Litigation Trustee shall be responsible for (i) filing returns of the Litigation Trust as a “grantor trust” pursuant to Treasury Regulation § 1.671-4(a) and (ii) annual delivery to each holder of Litigation Trust Interests of a separate statement regarding the receipts and expenditures of the Litigation Trust as relevant for U.S. federal income tax purposes. In all circumstances, the Litigation Trustee shall act in the best interests of the Litigation Trust Beneficiaries.

The Litigation Trust Expenses shall be paid from the Litigation Trust Funding Amount and the proceeds of the Litigation Trust Assets in accordance with the Plan and Litigation Trust Agreement. The Litigation Trustee, on behalf of the Litigation Trust, may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the reasonable expenses of those professionals without further order of the Bankruptcy Court from the Litigation Trust Funding Amount and the proceeds of the Litigation Trust Assets in accordance with the Plan and the Litigation Trust Agreement.

4.	Transferability of Litigation Trust Interests

The Litigation Trust Interests shall be non-transferable other than if transferred (a) by will, (b) through intestate succession, (c) by operation of Law, or (d) to the extent permitted by the Litigation Trust Agreement. The Litigation Trust Agreement shall provide that no transfer, assignment, pledge, hypothecation, or other disposition of any Litigation Trust Interest may be effected until (i) such action is approved by the Litigation Trustee in accordance with the terms of the Litigation Trust Agreement, (ii) the Litigation Trustee has received such legal advice or other information that they, in their sole and absolute discretion, deem necessary to assure that any such disposition will not cause the Litigation Trust to be subject to entity-level taxation for U.S. federal income tax purposes, and (iii) either (x) the Litigation Trustee has received such legal advice or other information that they, in their sole and absolute discretion, deem necessary or appropriate to assure that any such disposition will not require the Litigation Trust to comply with the registration and reporting requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, or the Investment Company Act of 1940, as amended, or (y) the Litigation Trustee has determined, in accordance with the terms of the Litigation Trust Agreement, to cause the Litigation Trust to become a public reporting company and/or make periodic reports under the Securities Exchange Act of 1934, as amended, to enable such disposition to be made. In the event that any such disposition is allowed, the Litigation Trustee may add such restrictions upon such disposition and other terms to the Litigation Trust Agreement as are deemed necessary or appropriate by the Litigation Trustee, with the advice of counsel, to permit or facilitate such disposition under applicable securities and other laws.

The Debtors do not intend for the Litigation Trust Interests to be “securities” under applicable laws and any and all Litigation Trust Interests will not be registered pursuant to the Securities Act or any applicable state or local securities law. Notwithstanding this intention, to the extent the Litigation Trust Interests are deemed to be “securities,” the issuance of the Litigation Trust Interests under the Plan will be exempt pursuant to section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code). Further, any and all Litigation Trust Interests will be exempt from the Investment Company Act of 1940, as amended, pursuant to sections 7(a) and 7(b) of that Act and, to the extent such interests are deemed to be “securities,” section 1145 of the Bankruptcy Code.

Subject in all respects to the terms, conditions, and requirements of the Litigation Trust Agreement and the Plan, (a) the Litigation Trustee shall maintain a register of the holders of Litigation Trust Interests and (b) upon notice to the Litigation Trust by any holder of a Litigation Trust Interest in accordance with

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the Litigation Trust Agreement, the Litigation Trustee shall amend the register to reflect any permitted transfer of Litigation Trust Interests as set forth above.

5.	Allocation of Litigation Proceeds

If (a) the Litigation Proceeds Condition is not met and (b) the Litigation Proceeds consist of both Cash and non-Cash consideration, then Litigation Proceeds consisting of Cash consideration shall be used first to fund 50% of the Class A Litigation Proceeds (subject to the First Lien Claims Cap), with the remaining Litigation Proceeds to be distributed among the holders of Class A Litigation Trust Interests, Class B Litigation Trust Interests, and Class C Litigation Trust Interests, as applicable, on a pro rata basis.

6.	Dissolution of the Litigation Trust

The Litigation Trustee and the Litigation Trust shall be discharged or dissolved at such time as all distributions required to be made by the Litigation Trustee under the Plan have been made. The Litigation Trust shall in no event be dissolved later than five years from the creation of the Litigation Trust unless the Bankruptcy Court, upon motion within the six-month period prior to the fifth anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the trustee(s) of the Litigation Trust that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Litigation Trust Assets.

Upon dissolution of the Litigation Trust, any remaining Litigation Trust Assets shall be distributed to Litigation Trust Beneficiaries in accordance with the Plan and the Litigation Trust Agreement, as appropriate. To the extent the Litigation Trust retains any residual Litigation Trust Assets, but such assets, net of Litigation Trust Expenses, are insufficient to effectuate any further distribution pursuant to the Litigation Trust Agreement, the Litigation Trustee shall donate such residual Litigation Trust Assets to an organization described in Section 501(c)(3) of the Tax Code, to be selected by the Litigation Trustee in its discretion.

7.	Cooperation and Privilege

To effectively investigate, prosecute, compromise, and/or settle Causes of Action on behalf of the Litigation Trust, the Litigation Trustee and its counsel and representatives may require reasonable access to documents and information relating to applicable Causes of Action in the possession of the Debtors or the Reorganized Debtors, as applicable, and in such event, must be able to obtain such information from the Reorganized Debtors on a confidential basis and in common interest, without being restricted by or waiving any applicable work product, attorney-client, or other privilege. Accordingly, the Litigation Trust Documents shall provide for the Litigation Trustee’s reasonable access to the Debtors’ records and information (which shall be maintained by the Reorganized Debtors) relating to the Sinclair-Related Litigations, including electronic records or documents, as further detailed in, and subject in all respects to, the Litigation Trust Documents. The Litigation Trust Documents shall also provide that as of the Effective Date, and subject in all respects to the terms of the Litigation Trust Documents, all Privileges held by the Debtors or the Reorganized Debtors (solely in their capacity as successors to the Debtors) shall transfer to and vest exclusively in the Litigation Trust, and that the Reorganized Debtors shall preserve all of the Debtors’ records and documents (including all electronic records or documents) related to the Sinclair-Related Litigations for the later of a period of six years after the Effective Date or until such later time as the Litigation Trustee notifies the Reorganized Debtors in writing that such records are no longer required to be preserved.

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F.	Certain Securities Law Matters
1.	Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the 1145 Securities under the Plan in exchange for Allowed Claims will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities (a) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) will be freely tradable and transferable without registration under the Securities Act by any initial recipient thereof, provided that: (i) the recipient (x) is not an “affiliate” of the Debtors or the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (y) has not been such an “affiliate” within 90 days of such transfer, and (z) is not an entity that is an “underwriter” as defined in Section 2(a)(11) of the Securities Act and in Section 1145 of the Bankruptcy Code, and (ii) such trade or transfer is permitted under the restrictions, if any, on the transferability of such 1145 Securities in the organizational documents of the issuer of, or in agreements or instruments applicable to holders of, such 1145 Securities, including the New Organizational Documents.

The Debtors do not intend for the Litigation Trust Interests or the Litigation CVRs to be “securities” under applicable laws. Notwithstanding this intention, to the extent such interests or rights are deemed to be “securities,” the issuance of such interests or rights under the Plan will be exempt pursuant to section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code).

2.	Private Placement Securities

The offer (to the extent applicable), issuance, and distribution of the Private Placement Securities will be exempt (including with respect to an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code) from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. The Private Placement Securities will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. In that regard, the Strategic Investor and each of the Initial DIP Commitment Parties have made customary representations to the Debtors, including that each is an “accredited investor” (within the meaning of Rule 501(a) of the Securities Act) or a “qualified institutional buyer” (as defined under Rule 144A promulgated under the Securities Act).

3.	Treatment of Plan Securities

The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order to any Entity (including any transfer agent for any of the Plan Securities) with respect to the treatment of any of the Plan Securities to be issued under the Plan under applicable securities laws.

Any transfer agent for any of the Plan Securities shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the Plan Securities to be issued under the Plan are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, except as otherwise provided in the Convertible B Exit Note Documents to the Strategic Investor, no Entity (including any transfer agent for any of the Plan Securities) may require a legal opinion regarding the validity of any transaction

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contemplated by the Plan, including, for the avoidance of doubt, whether any of the Plan Securities to be issued under the Plan are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

G.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor (a) shall continue to exist on and after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended under the Plan, by the New Organizational Documents, or otherwise, and to the extent such documents are amended, or amended and restated, such documents are deemed to be amended or amended and restated pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law) and (b) may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement (including any transaction described in, or contemplated by, the Restructuring Steps Memorandum) and the Restructuring Transactions shall be deemed authorized and approved by the Bankruptcy Court in all respects, without further notice or order of the Bankruptcy Court, including, as applicable: (1) the implementation of the Restructuring Transactions; (2) the adoption, execution, acknowledgement, delivery, entry into, recording, and/or filing of the New Organizational Documents; (3) the authorization, issuance, delivery, and distribution of the Plan Securities and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the execution and delivery of the New A/R Facility Documents, the Convertible B Exit Notes Documents, the Take Back Debt Documents, the Convertible A Exit Notes Documents (if any), and the Exit Term Loan Documents (if any), and the incurrence and/or issuance of debt thereunder; (5) the execution and delivery of the DIP Commitment Party Investment Option Documents; (6) the separation of the Debtors from Sinclair Parent and its Affiliates; (7) if the Litigation Proceeds Condition is not met, the execution of the Litigation Trust Agreement, establishment of the Litigation Trust, appointment of the Litigation Trustee, and issuance and distribution of Litigation Trust Interests and the Litigation CVRs; (8) the selection, appointment, and/or election of the managers or directors, as applicable, and officers of each of the Reorganized Debtors; and (9) all other actions contemplated under or necessary to implement the Plan (whether to occur before, on, or after the Effective Date) or Restructuring Transactions, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court. Upon the Effective Date, all matters provided for in the Plan involving the corporate or limited liability company structure of the Reorganized Debtors, and any corporate, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have timely occurred and shall be in effect and shall be authorized and approved in all respects, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized and (as applicable) directed to issue, execute, deliver, acknowledge, and/or file the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized

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Debtors, including the New Organizational Documents, the Plan Securities, the New A/R Facility Documents, the Convertible B Exit Notes Documents, the Take Back Debt Documents, the DIP Commitment Party Investment Option Documents, the Convertible A Exit Notes Documents (if any), the Exit Term Loan Documents (if any), and any and all other agreements, documents, securities, certificates, and instruments relating to the foregoing. The authorizations, approvals, and directives contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New A/R Facility Documents, the Convertible B Exit Notes Documents, the Take Back Debt Documents, the Convertible A Exit Notes Documents (if any), and the Exit Term Loan Documents (if any)). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Dissolution of Diamond Sports Group, LLC

On and as of the Effective Date, DSG shall be dissolved, its affairs shall be wound up, and its certificate of formation shall be cancelled, all without further action under any applicable law, regulation, order, or rule, including any action by the stockholders, members, or board of directors or similar governing body of DSG, any Debtor, or any Reorganized Debtor; provided that, subject in all respects to the terms of the Plan, the Reorganized Debtors shall have the power and authority to take any action necessary to dissolve DSG, wind up its affairs, and cancel its certificate of formation, and shall, to the extent applicable: (1) file all necessary limited liability company documents to effect DSG’s dissolution, the winding up of its affairs, and the cancellation of its certificate of formation under the applicable laws of its state of formation, including by filing a certificate of cancellation with the Secretary of State of Delaware; (2) complete and file all final or otherwise required federal, state, and local tax returns for DSG; (3) pay taxes required to be paid by DSG, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of DSG, as determined under applicable tax laws; and (4) represent the interests of DSG before any taxing authority in all tax matters, including any action, proceeding, or audit.

K.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims shall automatically be cancelled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full without any action on the part of any Person, and the Prepetition Agents and the Prepetition Notes Trustees shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the Debtors, the Prepetition Agents, and the Prepetition Notes Trustees to make distributions pursuant to the Plan, (3) maintaining, preserving, exercising, and/or enforcing the rights of the Prepetition Agents and the Prepetition Notes Trustees to compensation and indemnification as against any money or property distributable to Holders of Allowed First Lien Claims and Allowed Junior

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Funded Debt Claims, as applicable, including permitting each of the Prepetition Agents and the Prepetition Notes Trustees to maintain, enforce, and exercise its applicable Charging Lien against such distributions for the payment of fees, expenses and/or indemnification obligations, including Prepetition Agent and Trustee Fees and Expenses, arising under the Prepetition Credit Agreements and the Prepetition Notes Indentures, as applicable, (4) allowing and preserving the rights of the Prepetition Agents and the Prepetition Notes Trustees to receive compensation and reimbursement for any reasonable and documented fees and expenses incurred in connection with the implementation, consummation, and defense of the Plan, the Cash Collateral Order, and/or the DIP Order, (5) maintaining, preserving, exercising, and/or enforcing all rights, including rights of enforcement, of the Prepetition Agents and the Prepetition Notes Trustees against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of First Lien Claims, Second Lien Claims, Third Lien Claims, or Unsecured Notes Claims pursuant and subject to the terms of the Prepetition Credit Agreements and the Prepetition Notes Indentures as in effect on the Effective Date, as applicable, (6) permitting the Prepetition Agents and the Prepetition Notes Trustees to enforce any obligation (if any) owed to the Prepetition Agents and Prepetition Notes Trustees under the Plan, the Cash Collateral Order, or the DIP Order, respectively, (7) permitting the Prepetition Agents and Prepetition Notes Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (8) permitting the Prepetition Agents and the Prepetition Notes Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or the Reorganized Debtors, as applicable, except as expressly provided for in the Plan. The Prepetition Agents and the Prepetition Notes Trustees shall be deemed to have received any necessary directions to consummate the Restructuring Transactions.

The Prepetition Agents and the Prepetition Notes Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Prepetition Agents and the Prepetition Notes Trustees and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Prepetition Agents and the Prepetition Notes Trustees shall be relieved of and released from any obligations and duties arising thereunder.

If the record holder of the Notes is DTC or its nominee or another securities depository or custodian thereof, and such Notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then each such Holder of the Notes shall be deemed to have surrendered such Holder’s note, debenture, or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.

Upon the final distribution in accordance with Article VI hereof, or notice from the Debtors or the Reorganized Debtors, as applicable, that there will be no further distributions on account of any Second Lien Notes Claims, Third Lien Notes Claims, or Unsecured Notes Claims, (a) the applicable Notes shall thereafter be deemed to be null, void, and worthless, and (b) at the request of the applicable Prepetition Notes Trustee, DTC shall take down the relevant position relating to such Notes without any requirement of indemnification or security on the part of the Debtors, the Reorganized Debtors, any Prepetition Notes Trustee, or any other Entity.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, acknowledge, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms

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and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any notices, approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

M.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the Plan Securities, the New A/R Facility, the Take Back Term Loans, and the Exit Term Loans (if any); (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the New A/R Facility, the Convertible B Exit Notes, the Take Back Term Loans, the Convertible A Exit Notes (if any), and the Exit Term Loans (if any); or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document tax, recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, mortgage recording tax, sales tax, use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax, recordation fee, or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

N.	New Organizational Documents

On or immediately before the Effective Date, the Debtors or the Reorganized Debtors, as applicable, will file the New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of its state of incorporation or formation, to the extent required for such New Organizational Documents to become effective. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate its formation, organizational, and constituent documents as permitted by the laws of their respective jurisdictions of formation and the terms of such documents.

O.	New Shareholders Agreement

On the Effective Date, New TopCo shall enter into the New Shareholders Agreement with the holders of the New TopCo Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further (1) notice to or order of the Bankruptcy Court, (2) act or action under any applicable law, regulation, order, or rule, or (3) vote, consent, authorization, or approval of any Person(s) or Entity.

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All of the holders of New TopCo Equity shall execute the New Shareholders Agreement and provide a completed Investor Questionnaire in connection with receiving post-emergence dividends and distributions (if any) on account of the New TopCo Equity (other than, for the avoidance of doubt, the distributions set forth in the Plan). Notwithstanding the foregoing or anything to the contrary in the Plan, (a) the New Shareholders Agreement shall be binding, effective, valid, and enforceable in accordance with its terms as of the Effective Date on all Person(s) or Entities receiving, and all holders of, the New TopCo Equity (and their respective successors and assigns), regardless of whether such New TopCo Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the New Shareholders Agreement, and (b) unless waived by the New TopCo Board in its sole and absolute discretion, any such Person, Entity or holder that fails to execute and deliver to New TopCo a counterpart of the New Shareholders Agreement and a completed Investor Questionnaire (or any similar investor questionnaire authorized and approved by the New TopCo Board) shall not be entitled to receive any post-emergence dividends or other distributions on account of such Person’s New TopCo Equity (other than, for the avoidance of doubt, the distributions set forth in the Plan) until such documents are executed and delivered to New TopCo. As of the Effective Date, each holder of New TopCo Equity shall be bound by the New Shareholders Agreement (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters’ or similar rights) even if such holder has not actually executed and delivered a counterpart thereof.

P.	Directors and Officers

As of the Effective Date, the terms of the current members of the board of managers of DSG shall expire and such managers shall cease to hold office or have any authority from or after such time (unless such manager is reappointed as of the Effective Date). As of the Effective Date, all of the directors or managers, as applicable, for the New HoldCo Board and the New TopCo Board shall be appointed in accordance with the terms of the applicable New Organizational Documents and shall serve pursuant to the terms of the charters and bylaws or other formation and constituent documents, and the applicable laws of the jurisdiction of formation, of New HoldCo and New TopCo, as applicable. To the extent known, the identities of the members of the New HoldCo Board and the New TopCo Board will be disclosed in the Plan Supplement prior to the Confirmation Hearing or at the Confirmation Hearing consistent with section 1129(a)(5) of the Bankruptcy Code.

Q.	Management Incentive Plan

On or following the Effective Date, the New HoldCo Board shall adopt and implement the Management Incentive Plan. On the Effective Date, New HoldCo shall reserve New HoldCo Equity representing up to 10% of the issued and outstanding New HoldCo Equity as of the Effective Date (or its equivalent in Awards, such as profits interests) for distribution to participating employees of the Reorganized Debtors pursuant to the Management Incentive Plan. The Reorganized Debtors shall be authorized to institute such Management Incentive Plan and enact and enter into related policies and agreements based on the terms and conditions determined by the New HoldCo Board. To the extent not otherwise agreed prior to the Effective Date, the form of the Awards, the participants in the Management Incentive Plan, the allocations of the Awards to such participants, and the terms and conditions of the Awards (including time-based and performance-based vesting) will be determined by the New HoldCo Board on or after the Effective Date.

R.	Preference Waiver

As set forth in the DIP Order, all Preference Actions against any trade counterparty of the Debtors have been irrevocably waived by the Debtors and/or their Estates, as applicable.

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S.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to (i) the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date, and (ii) Preference Actions irrevocably waived by the Debtors and/or their Estates pursuant to the DIP Order; provided that, notwithstanding anything to the contrary set forth herein, to the extent the Litigation Proceeds Condition is not met, the Sinclair-Related Litigations shall be transferred to the Litigation Trust and, upon and after such transfer, the Litigation Trust shall retain and may enforce all rights to commence, pursue, prosecute, or settle any and all Sinclair-Related Litigations.

The Reorganized Debtors may pursue such Causes of Action (and, solely to the extent applicable, the Litigation Trust may pursue the Sinclair-Related Litigations), as appropriate, in accordance with the best interests of the Reorganized Debtors (or the Litigation Trust Beneficiaries, as applicable). No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. Except as otherwise set forth herein or in a Final Order of the Bankruptcy Court (including the DIP Order), the Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court (including the DIP Order), the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or Consummation.

Article V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, and regardless of whether such Executory Contract or Unexpired Lease is identified on the Schedule of Assumed Executory Contracts and Unexpired Leases, unless such Executory Contract or Unexpired Lease: (1) was assumed (or assumed and assigned) or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to assume, assume and assign, or reject that is pending as of the Effective Date; or (4) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases. The Debtors shall use reasonable best efforts to reduce or minimize the aggregate amount of General Unsecured Claims arising from the rejection of Executory Contracts and Unexpired Leases; provided that the foregoing shall not in any manner restrict, limit, or otherwise alter the Debtors’ ability to make assumption or rejection decisions in accordance with their business judgment. For the avoidance of doubt, any employment agreement, letter, or similar contract

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with an employee of the Debtors that has not been terminated in accordance with its terms before the Effective Date shall be treated as an Executory Contract and shall be assumed as of the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumptions and assignments, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases, and the Schedule of Rejected Executory Contracts and Unexpired Leases, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise set forth in the Plan or the Confirmation Order, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Any motions to assume (or assume and assign) Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases and the Schedule of Assumed Executory Contracts and Unexpired Leases at any time through and including the Effective Date.

To the maximum extent permitted by law, any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not constitute a “change of control” or “assignment” (or terms with similar effect) under, or any other transaction or matter that would result in a violation, breach, or default under, or increase, accelerate, or otherwise alter any obligations, rights, or liabilities of the Debtors or the Reorganized Debtors under, or result in the creation or imposition of a Lien upon any property or asset of the Debtors or the Reorganized Debtors pursuant to, the applicable Executory Contract or Unexpired Lease, and any consent or advance notice required under such Executory Contract or Unexpired Lease shall be deemed satisfied by Confirmation.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims Agent and served on the Reorganized Debtors no later than 30 days after the Effective Date.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Claims Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, the Litigation Trust (if any), or their property, without the need for any objection by the Debtors or the Reorganized Debtors, or further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, notwithstanding anything in a Proof of Claim to the contrary, unless leave to File a late Claim is obtained.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as General Unsecured Claims pursuant to

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Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure and Assumption

The Debtors or the Reorganized Debtors, as applicable, shall pay Cure Claims, if any, on the Effective Date, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of such Cure Claim, as applicable. The Debtors (prior to the Effective Date) or the Reorganized Debtors (on or after the Effective Date), as applicable, may settle any Cure Claim on account of any Executory Contract or Unexpired Lease without any further notice to or action, order, or approval of the Bankruptcy Court.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Dispute Resolution

In the event of a timely Filed objection regarding (1) the amount of any Cure Claim, (2) the ability of the Reorganized Debtors or any assignee, to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption or the cure payments required by section 365(b)(1) of the Bankruptcy Code, the Cure Claim shall only be paid following the entry of a Final Order or Final Orders resolving the dispute and approving the assumption (and, if applicable, assignment). The timing for the resolution of any such objection shall be governed by the contract assumption procedures approved as part of the order approving the Disclosure Statement or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

E.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies, as well as any agreements, documents, and instruments relating to such insurance policies or coverage of all insured claims. Except as set forth in Article V.G of the Plan, nothing in the Plan, the Plan Supplement, the Confirmation Order, or any other order of the Bankruptcy Court (including any provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third-party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to File or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

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The automatic stay pursuant to section 362(a) of the Bankruptcy Code and the permanent injunction set forth in Article VIII.F, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit: (1) claimants with valid direct action claims against any insurer of the Debtors under applicable non-bankruptcy law to proceed with their claims; (2) any insurer of the Debtors to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of the Bankruptcy Court, (a) all claims (i) where a claimant asserts a direct claim against any insurer of the Debtors under applicable law or (ii) that are subject to an order of the Bankruptcy Court granting the applicable claimant relief from the automatic stay or the injunction set forth in Article VIII.F to proceed with such claim and (b) all costs in relation to the foregoing; and (3) subject to the terms of the Debtors’ agreement with any insurer of the Debtors and/or applicable non-bankruptcy law, any insurer of the Debtors to (a) cancel any policies under the Debtors’ agreement with such insurer and (b) take other actions relating thereto.

F.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed (to the extent assumable) by the applicable Reorganized Debtors and irrevocable and will survive the effectiveness of the Plan. On and as of the Effective Date, the Reorganized Debtors’ governance documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of or relating to the Reorganized Debtors’ business or affairs or any such Person serving in a capacity as a director, officer, employee, or agent of the Reorganized Debtors. None of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

G.	Director, Officer, Manager, and Employee Liability Insurance

On or before the Effective Date, the Debtors, on behalf of the Reorganized Debtors, shall be authorized to and shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date for the benefit of the Debtors’ current and former directors, managers, officers, and employees (excluding, if the Litigation Proceeds Condition is not met, any Person(s) or Entities that may be defendants in or otherwise liable in connection with the Sinclair-Related Litigations) on terms no less favorable to such persons than their existing coverage under the D&O Liability Insurance Policies with available aggregate limits of liability upon the Effective Date of no less than the aggregate limit of liability under the existing D&O Liability Insurance Policies.

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies with respect to conduct occurring as of the Effective Date, and all officers, directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date (excluding, if the Litigation Proceeds Condition is not met, any Person(s) or Entities that may be defendants in or otherwise liable in connection with the Sinclair-Related Litigations) shall be entitled to the full benefits of any such policy for the full six-year term of such policy regardless of whether such officers, directors, managers, or employees remain in such positions after the Effective Date.

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On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

H.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Debtors under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, employment, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; provided, that the foregoing shall not include any contracts, agreements, policies, programs, or plans providing for equity or equity-linked (including phantom equity) compensation or incentives; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order; provided that the consummation of the transactions contemplated in the Plan shall not constitute a “change in control” with respect to any of the foregoing arrangements. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, to the extent that the Debtors have any retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), such retiree benefits shall continue to be paid in accordance with applicable law.

I.	Workers Compensation Program

As of the Effective Date, the Reorganized Debtors shall continue to honor their obligations under (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate, and (2) the Debtors’ (a) written contracts, agreements, and agreements of indemnity, in each case relating to workers’ compensation, (b) self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation, and (c) workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans.

J.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or

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amount of any Claims that may arise in connection therewith, except to the extent otherwise set forth in any such modification, amendment, supplement, or restatement.

K.	Reservation of Rights

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

L.	Non-Occurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

M.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim) each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class and in the manner provided in the Plan. If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan (or the Litigation Trust Agreement if the Litigation Proceeds Condition is not met), Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors (and the Litigation Trust if the Litigation Proceeds Condition is not met) shall have no obligation to recognize any transfer of Claims occurring on or after the Distribution Record Date.

B.	Distributions Generally

Except as otherwise provided in the Plan and/or with respect to Litigation Trust Interests, if any, the Litigation Trust Agreement, distributions under the Plan shall be made by the Distribution Agent. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Distribution Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

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Notwithstanding any provision of the Plan to the contrary, distributions to Holders of First Lien Claims and Junior Funded Debt Claims shall be, or shall be deemed to be, made by or at the direction of each of the applicable Prepetition Agents or Prepetition Notes Trustees, as applicable, each of which shall act as Distribution Agent for distributions of Cash to the respective Holders of First Lien Claims and Junior Funded Debt Claims under the relevant Prepetition Credit Agreement or Prepetition Notes Indenture, as applicable. For the avoidance of doubt, the Second Lien Revolving Loan Agent, Second Lien Term Loan Agent, and Third Lien Term Loan Agent shall not be obligated to serve as the Distribution Agent for any non-Cash distributions under the Plan. The Prepetition Notes Trustees may transfer or direct the transfer of Cash distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Second Lien Notes Claims, Third Lien Notes Claims, and Unsecured Notes Claims to the extent consistent with the customary practices of DTC. Regardless of whether such distributions are made by the applicable Prepetition Agent or Prepetition Notes Trustee, or by any other Distribution Agent at the reasonable direction of such Prepetition Agent or Prepetition Notes Trustee, such distributions shall be subject in all respects to the right of each Prepetition Agent and Prepetition Notes Trustee to maintain, enforce, and exercise its applicable Charging Lien against such distributions. All Cash distributions to be made to Holders of Second Lien Notes Claims, Third Lien Notes Claims, and Unsecured Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the Second Lien Notes Indenture, the Third Lien Notes Indenture, and the Unsecured Notes Indenture, as applicable. Notwithstanding anything herein to the contrary and if the Litigation Proceeds Condition is not met, distributions to the Litigation Trust Beneficiaries shall be made by or at the direction of the Litigation Trustee as and when provided for in the Litigation Trust Agreement.

C.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any Claim that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan; provided that, for the avoidance of doubt, Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for each such Claim. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

D.	Administrative Consolidation for Distribution Purposes Only

On the Effective Date, and solely for administrative purposes to facilitate distributions to Holders of General Unsecured Claims: (1) all General Unsecured Claims against each of the Debtors shall be deemed merged or treated as liabilities of the consolidated Debtors to the extent Allowed; and (2) each General Unsecured Claim Filed in any of the Chapter 11 Cases shall be treated as Filed against the consolidated Debtors and shall be treated as one General Unsecured Claim against and obligation of the consolidated Debtors. For the avoidance of doubt, for purposes of determining the availability of the right of set off under section 553 of the Bankruptcy Code, the Debtors shall be treated as separate entities so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due to any of the Debtors may not be set off against the liabilities of any of the other Debtors. Such administrative consolidation is solely for the purpose of facilitating distributions to Holders of General Unsecured Claims under the Plan and shall not affect the legal and/or corporate structures of the Reorganized Debtors. Moreover, such administrative consolidation shall not affect any subordination provisions set forth in any agreement

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relating to any General Unsecured Claim or the ability of the Debtors to seek to have any General Unsecured Claim subordinated in accordance with any contractual rights or equitable principles.

E.	Rights and Powers of Distribution Agent
1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent (or the Prepetition Agents and Prepetition Notes Trustees, in each case, acting as Distribution Agent, other than the Litigation Trustee (if any)) on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent (or the Prepetition Agents or Prepetition Notes Trustees, in each case, acting as Distribution Agent, other than the Litigation Trustee (if any)) shall be paid in full in Cash by the Reorganized Debtors. For the avoidance of doubt, the Litigation Trust Expenses shall be paid pursuant to the terms of the Litigation Trust Agreement (if any).

F.	Delivery of Distributions
1.	Initial Distribution Date

Except as otherwise provided herein, on the Initial Distribution Date, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date at the address for each such Holder as indicated on the Claims Register, the Debtors’ books and records or the register or related document maintained by, as applicable, the Prepetition Agents or the Prepetition Notes Trustees as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Distribution Agent; provided, further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in, as applicable, any Proof of Claim Filed by such Holder, or, if no Proof of Claim has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim. Pursuant to the Distribution Designation Procedures, certain Holders of Claims may designate that all or a portion of such Holder’s pro rata share of the Plan Securities to be distributed as part of the treatment of such Claim, be registered in the name of, and delivered to, its designee.

Notwithstanding anything to the contrary herein, the Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions in accordance with (a) the customary exchange procedures of DTC or (b) the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

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2.	Quarterly Distribution Date

Except as otherwise determined by the Reorganized Debtors, in their sole discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Distribution Agent shall make the distributions required to be made on account of Allowed Claims under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that distribution is not an Allowed Claim on such date, shall be distributed on the first Quarterly Distribution Date after such Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.I of the Plan.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 180 days from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors or the Litigation Trust (if any), as applicable, automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

4.	No Fractional Distributions

No fractional shares, units, or principal amounts, as applicable, of the New Equity, Take Back Term Loans, Convertible B Exit Notes, Convertible A Exit Notes (if any), Exit Term Loans (if any), Litigation Trust Interests (if any), or Litigation CVRs (if any) shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts, and such fractional amount shall be deemed to be zero. Notwithstanding the foregoing, when any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of shares, units, or principal amounts, as applicable, of the New Equity, Take Back Term Loans, Convertible B Exit Notes, Convertible A Exit Notes (if any), Exit Term Loans (if any), Litigation Trust Interests (if any), or Litigation CVRs (if any) that is not a whole number, the actual distribution of shares, units, or principal amounts, as applicable, of the New Equity, Take Back Term Loans, Convertible B Exit Notes, Convertible A Exit Notes (if any), Exit Term Loans (if any), Litigation Trust Interests (if any), or Litigation CVRs (if any) shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares, units, or principal amounts, as applicable, of the New Equity, Take Back Term Loans, Convertible B Exit Notes, Convertible A Exit Notes (if any), Exit Term Loans (if any), Litigation Trust Interests (if any), or Litigation CVRs (if any) shall be adjusted as necessary to account for the foregoing rounding.

5.	Minimum Distributions

Notwithstanding any other provision of the Plan, the Distribution Agent will not be required to make distributions of (a) Cash less than $100 in value and (b) Convertible B Exit Notes, Take Back Term Loans, Convertible A Exit Notes (if any), or Exit Term Loans (if any) less than $1,000 in aggregate principal amount, and each such Claim to which this limitation applies shall be discharged and released pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting such Claim against the

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Debtors, the Reorganized Debtors, or their respective property. For distribution purposes (including rounding), DTC will be treated as a single Holder.

G.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

H.	Compliance Matters

The Reorganized Debtors and the Distribution Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) with respect to any consideration payable pursuant to, or in connection with, the Plan such amounts as are required to be deducted and withheld under applicable tax law. Any amounts so withheld shall be remitted to the applicable Governmental Unit, and shall be treated for all purposes of the Plan as having been paid to the person in respect of which such deduction and withholding was made provided that such amounts are remitted to the appropriate Governmental Unit. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors and the Distribution Agent reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, the Cash Collateral Order, or the DIP Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary: (1) postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim, and (2) default interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest at the contract default rate. Notwithstanding the foregoing, Holders of First Lien Claims shall receive the treatment set forth in the Plan, including the payment of interest paid pursuant the Cash Collateral Order and the DIP Order (and at the rate set forth in the Cash Collateral Order and the DIP Order), subject to the First Lien Claims Cap.

J.	Foreign Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

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L.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor, as applicable, of any such claims, rights, and Causes of Action that such Debtor or Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

M.	Claims Paid or Payable by Third Parties
1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or the Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy a Claim, then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Claims Agent without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

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N.	Partial Distributions to Holders of Allowed General Unsecured Claims

The Reorganized Debtors or the Distribution Agent, as applicable, shall be authorized to make partial distributions to Holders of Allowed General Unsecured Claims on the Initial Distribution Date or any Quarterly Distribution Date as and when such Claims become Allowed, subject to maintaining the Disputed Claims Reserve for Holders of Disputed General Unsecured Claims. On and after the Effective Date, the Reorganized Debtors will use commercially reasonable efforts to resolve Disputed General Unsecured Claims expeditiously through claims estimation or otherwise and make distributions to Holders of Allowed General Unsecured Claims as soon as reasonably practicable after the Effective Date. In accordance with the Restructuring Support Agreement, the UCC reserves all rights with respect to the GUC Allocation (as defined in the Restructuring Support Agreement).

Article VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Allowance of Claims

Prior to the Effective Date, the Debtors shall be entitled to object to Claims and shall consult with the UCC with respect to objections to General Unsecured Claims. After the Effective Date, each of the Reorganized Debtors shall have the right to object to Claims and shall retain any and all rights and defenses that the Debtors had with respect to any Claim immediately before the Effective Date, including the Causes of Action retained pursuant to Article IV.S of the Plan.

Any Claim that has been listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtors, as applicable. For the avoidance of doubt: (x) a Proof of Claim Filed after the Bar Date or the Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim; and (y) the Debtors may affirmatively determine (in consultation with the Required DIP Commitment Parties and the Strategic Investor) to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim; provided that, on and after the Effective Date, the Reorganized Debtors shall have the authority to Allow any General Unsecured Claim without any further notice to or action, order, or approval by the Bankruptcy Court.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the authority: (1) to File, withdraw, or litigate to judgment objections to Claims; (2) to settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (3) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; (4) to Allow any

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General Unsecured Claim; and (5) to administer and adjust the Claims Register to reflect any such settlements, compromises, or Allowances without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before 14 days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another.

D.	Adjustment to Claims Without Objection

Upon and following the Effective Date, any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, cancelled or otherwise expunged (including pursuant to the Plan or the Confirmation Order), may be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim that is duplicative or redundant with another Claim against the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Reorganized Debtors without having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Deadline.

F.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, including any applicable Sinclair Party Claims, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, manager, officer, or employee of the Debtors as of the Effective Date shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed by the Reorganized Debtors,

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or honored or reaffirmed, as the case may be pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date or the Administrative Claims Bar Date, as appropriate, shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless such late Proof of Claim has been deemed timely Filed by a Final Order.

G.	Amendments to Claims

On or after the Bar Date or the Administrative Claims Bar Date, as appropriate, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Debtors or the Reorganized Debtors, as applicable (in each case, in consultation with the Required DIP Commitment Parties and the Strategic Investor). Absent such authorization, any new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

H.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

I.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, or the date any Disputed Claim is deemed Allowed under the Plan or the Bankruptcy Code, and in any event, no later than the next Quarterly Distribution Date, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law.

J.	Disputed Claims Reserve

On the Effective Date, the Debtors shall establish the Disputed Claims Reserve for any Disputed General Unsecured Claim (to the extent such Claim is ultimately Allowed) existing as of the Effective Date, which Disputed Claims Reserve shall be administered by the Reorganized Debtors or the Distribution Agent, as applicable. After the Effective Date, the Reorganized Debtors or the Distribution Agent shall hold the Disputed Claims Reserve in trust for the benefit of the Holders of General Unsecured Claims ultimately determined to be Allowed after the Effective Date. The Reorganized Debtors or the Distribution Agent shall make distributions from the Disputed Claims Reserve as provided for herein in the amounts that would have been distributable had such Claims been Allowed Claims as of the Effective Date as and to the extent such Claims become Allowed.

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Article VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan.

B.	Release of Liens

Except (1) with respect to the Liens securing (a) the New A/R Facility, the Convertible B Exit Notes, the Take Back Term Loans, the Convertible A Exit Notes (if any), and the Exit Term Loans (if any), (b) Other Secured Claims that are Reinstated pursuant to the Plan, or (c) obligations pursuant to Executory Contracts and Unexpired Leases assumed pursuant to the Plan, or (2) as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates, including any mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates granted pursuant to an order of the Bankruptcy Court, and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

C.	Debtor Release

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their

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respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, its Estate, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, any investment in any Debtor by any Released Party, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, any other benefit provided by any Debtor to any Released Party, cash management arrangements, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Credit Agreements, the Prepetition Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the DIP Facility, the New A/R Facility, any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the New A/R Facility, the DIP Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. For the avoidance of doubt, any and all claims or Causes of Action against the Released Parties relating to the First Lien Claims or the Junior Funded Debt Claims is subject to the Debtor Release. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New A/R Facility Credit Agreement, or any Claim, obligation, or right arising under or preserved pursuant to the Plan or the Confirmation Order, including those

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rights which are expressly preserved pursuant to Article IV.S, or (2) only if the Sinclair Release Effective Date does not occur, any Sinclair-Related Litigations; provided that if the Sinclair Release Effective Date occurs after the Effective Date, but on or prior to the Sinclair Settlement Outside Date, the Sinclair-Related Litigations shall be released as of the Sinclair Release Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (2) a good faith settlement and compromise of the claims and Causes of Action released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any claim or Cause of Action released pursuant to the Debtor Release.

D.	Third-Party Release

Except as otherwise expressly set forth in the Plan (including pursuant to Article IV.S) or the Confirmation Order, on and after the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party (other than the Debtors, the Reorganized Debtors, and their Estates), in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, fixed or contingent, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, that such Entity would have been entitled to assert (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, its Estate, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, any investment in any Debtor by any Released Party, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, any other benefit provided by any Debtor to any Released Party, cash management arrangements, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the Prepetition Credit Agreements, the Prepetition Notes Indentures, the formulation, preparation, dissemination, negotiation, or Filing of the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the New A/R Facility, the DIP Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal

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opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the New A/R Facility, the DIP Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the solicitation of votes on the Plan, the pursuit of Confirmation of the Plan, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date, other than claims or liabilities primarily arising out of any act or omission of a Released Party that constitutes actual fraud, willful misconduct, or gross negligence, each solely to the extent as determined by a Final Order of a court of competent jurisdiction. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the New A/R Facility Credit Agreement, the Prior Restructuring Support Agreement, the Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, any Plan Supplement document, or any claim, obligation, or right arising under or preserved pursuant to the Plan or the Confirmation Order, including those rights which are expressly preserved pursuant to Article IV.S, (2) only if the Sinclair Release Effective Date does not occur, any Non-Released Parties; provided that if the Sinclair Release Effective Date occurs after the Effective Date, but on or prior to the Sinclair Settlement Outside Date, the Non-Released Parties shall be included in the Released Parties as of the Sinclair Release Effective Date, or (3) any Sinclair Party from any claim or Cause of Action asserted or assertable by any JPM Party or any of its Affiliates.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that this Third-Party Release is: (1) consensual; (2) essential to the Confirmation of the Plan; (3) given in exchange for the good and valuable consideration provided by each of the Released Parties, including the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (4) a good faith settlement and compromise of the claims and Causes of Action released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation

Except as otherwise specifically provided in the Plan, to the fullest extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party will be released and exculpated from, any claim or Cause of Action arising from the Petition Date to the Effective Date in connection with or arising out of the administration of the Chapter 11 Cases, the negotiation and pursuit of the Restructuring Transactions, the Prior Restructuring Support Agreement, the

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Cooperation Agreement, the Restructuring Support Agreement, the Cash Collateral Order, the DIP Order, the Sinclair Settlement Order, the UCC Settlement, the Disclosure Statement, the Plan Supplement, the Plan and related agreements, instruments, and other documents, the solicitation of votes with respect to the Plan, the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the occurrence of the Effective Date, the administration of the Plan or the property to be distributed under the Plan, the issuance of securities under or in connection with the Plan, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors in connection with the Plan and the Restructuring Transactions, or the transactions in furtherance of any of the foregoing, other than claims or Causes of Action, in each case arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes actual fraud, willful misconduct, or gross negligence as determined by a Final Order, but in all respects such Persons will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. The exculpation will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

F.	Injunction

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, the Released Parties, the Litigation Trust, the Litigation Trustee, or the Litigation Trust Assets: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Interests, or Causes of Actions; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims, Interests, or Causes of Action; (3) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such claims, Interests, or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims, Interests, or Causes of Actions released, settled, or exculpated pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept,

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distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

No party may commence, continue, amend, or otherwise pursue, join in, or otherwise support any other party commencing, continuing, amending, or pursuing, a claim or Cause of Action of any kind against any of the Debtors or the Released Parties that is subject to the Debtor Release or the Third-Party Release, or arose or arises from or is related to any Covered Claim without first (i) requesting a determination from the Bankruptcy Court, after notice and a hearing, that such claim or Cause of Action represents a colorable claim against a Debtor or a Released Party, as applicable, and is not a claim that the Debtors released under the Plan, which request must attach the complaint or petition proposed to be filed by the requesting party and (ii) obtaining from the Bankruptcy Court specific authorization for such party to bring such claim or Cause of Action against a Debtor or a Released Party, as applicable. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court will have sole and exclusive jurisdiction to determine whether a claim or Cause of Action is colorable and, only to the extent legally permissible, will have jurisdiction to adjudicate the underlying colorable claim or Cause of Action.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors

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on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

K.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Article IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied (or shall be satisfied concurrently with all other Restructuring Transactions to occur on the Effective Date (but giving effect to any ordering or sequencing of the Restructuring Transactions set forth in the Plan, including the Restructuring Steps Memorandum)) or waived pursuant to Article IX.B:

1.         (a) the Restructuring Support Agreement shall have not been terminated in accordance with its terms (and no event shall have occurred that purports to terminate the Restructuring Support Agreement (even if such termination does not occur as a result of the automatic stay of section 362 of the Bankruptcy Code or otherwise)), and shall remain in full force and effect with respect to the Required Consenting Parties and the Debtors (provided, however, that for purposes of this clause (a), the Restructuring Support Agreement shall be deemed to have been in full force and effect with respect to the Debtors upon the execution thereof, notwithstanding the lack of a Bankruptcy Court order authorizing the Debtors’ entry into the Restructuring Support Agreement), and (b) there shall not be any event, occurrence, or condition that would after the expiration of any applicable notice or cure period permit any of the Consenting Parties or the Debtors to terminate the Restructuring Support Agreement in accordance with its terms where the applicable Required Consenting Parties or the Debtors have actually given notice of such event, occurrence, or condition;

2.         all steps necessary to separate the Debtors from the Sinclair Parties shall have occurred to the reasonable satisfaction of the Required DIP Commitment Parties and the Strategic Investor, and/or, to the extent the Debtors enter into or assume any agreement(s) for transition or long-term services with the Sinclair Parties, such agreement(s) shall be reasonably acceptable to the Required DIP Commitment Parties and the Strategic Investor;

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3.         the Debtors’ agreements with the Sports Leagues and their teams as of January 16, 2024, shall not have been terminated (excluding, for the avoidance of doubt, the NBA Term Sheet and the NHL Term Sheet) and the Debtors shall not have entered into any arrangement or transaction with any of the Sports Leagues similar to the NBA Term Sheet and the NHL Term Sheet (except in each case with the consent of the Required DIP Commitment Parties and the Strategic Investor);

4.         (a) no Event of Default (as defined in the DIP Credit Agreement) shall exist under the DIP Order or the DIP Documents (or, to the extent such Event of Default exists on the proposed Effective Date, such Event of Default shall have been waived by the DIP Agent (acting at the direction of the Required Lenders (as defined in the DIP Credit Agreement)) and the DIP Facility shall remain in full force and effect, and (b) no Cash Collateral Termination Event (as defined in the DIP Order) shall exist under the DIP Order (or, to the extent such Cash Collateral Termination Event exists on the proposed Effective Date, such Cash Collateral Termination Event shall have been waived by the Majority 1L Lenders (as defined in the DIP Order)) and the DIP Order shall remain in full force and effect;

5.         there shall not have been instituted nor shall there be pending any action, proceeding, application, claim, counterclaim, or formal or informal investigation before or by any domestic court, governmental, regulatory, or administrative agency or instrumentality in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors, the Required DIP Commitment Parties, the Required Consenting First Lien Creditors, or the Strategic Investor would prohibit, prevent, or restrict consummation of the Restructuring Transactions;

6.         each document or agreement constituting the Definitive Documents shall (a) be in form and substance consistent with the Restructuring Support Agreement and the consent rights thereunder, (b) have been duly executed, delivered, acknowledged, filed, and/or effectuated, as applicable, by the Entities and Persons parties thereto, and (c) be in full force and effect, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;

7.         all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Restructuring Transactions, which in each case shall be in full force and effect (if applicable) and shall not be subject to unfulfilled conditions, and no temporary restraining order, preliminary injunction, judgment, or other law preventing, challenging, voiding, or making illegal the consummation of any of the Restructuring Transactions shall have been entered, issued, rendered or made, nor shall any proceeding seeking any of the foregoing be commenced or pending, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated;

8.         the New Organizational Documents shall (a) be in form and substance consistent with the Restructuring Support Agreement and the consent rights thereunder, (b) have been executed, delivered, acknowledged, filed, and/or effectuated, as applicable, with the applicable authorities in the relevant jurisdictions, and (c) be in full force and effect, and any conditions precedent related thereto or contained therein shall have been satisfied prior to or contemporaneously with the occurrence of the Effective Date or otherwise waived;

9.         all professional fees and expenses of retained Professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses in full after the Effective Date shall have been placed in the Professional Fee Escrow Account;

10.         all accrued and unpaid Transaction Expenses (as defined in the Restructuring Support Agreement) shall have been paid in full in accordance with the Restructuring Support Agreement;

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11.         the Bankruptcy Court shall have entered the Confirmation Order, which order shall (a) be consistent with the Restructuring Support Agreement, (b) have become a Final Order, (c) be in form and substance reasonably acceptable to the Debtors and the Required Consenting Parties, and (d) solely with respect to any provision therein that directly impacts the treatment of or consideration to be provided on account of General Unsecured Claims and/or Go-Forward Trade Claims, consistent with the Restructuring Support Agreement and in form and substance reasonably acceptable to the UCC;

12.         the New Equity to be issued and/or delivered on the Effective Date pursuant to the Plan shall have been validly issued by New TopCo or New HoldCo, as applicable, shall be fully paid and non-assessable, and shall be free and clear of all taxes, Liens and other encumbrances, preemptive rights, rights of first refusal, subscription rights, and similar rights, except for any restrictions on transfer as may be imposed by (a) applicable securities laws and (b) the applicable New Organizational Documents;

13.         (a) the New A/R Facility Documents shall have been executed and delivered by the parties thereto, (b) all conditions precedent to the consummation of the New A/R Facility Documents shall have been waived or satisfied in accordance with their terms, and (c) the closing of the New A/R Facility shall have occurred;

14.         the Convertible B Exit Notes and the Take Back Term Loans shall have been issued in accordance with the Plan and the Convertible B Exit Notes Documents or the Take Back Debt Documents, as applicable;

15.         the Debtors shall have entered into the Commercial Agreement with the Strategic Investor;

16.         all accrued and unpaid Prepetition Agent and Trustee Fees and Expenses of each Prepetition Agent and Prepetition Notes Trustee for which invoices have been provided to the Debtors prior to the Effective Date shall have been paid in full in Cash;

17.         if the Litigation Proceeds Condition has not been met, the Convertible A Exit Notes, the Exit Term Loans, and the Litigation CVRs shall have been issued pursuant to the Plan and the Convertible A Exit Notes Documents, the Exit Term Loans Documents, or the documentation evidencing the Litigation CVRs, as applicable;

18.         if the Litigation Proceeds Condition has not been met, the Litigation Trust Agreement shall have been executed, the Litigation Trust shall have been established pursuant to the Litigation Trust Agreement, and all Litigation Trust Assets shall have been contributed to, and shall have vested in, the Litigation Trust;

19.         to the extent not otherwise addressed herein, all actions, documents, and agreements necessary to implement and consummate the Restructuring Transactions shall have been effected and executed (or deemed executed), and shall be in form and substance consistent with the Restructuring Support Agreement (and the consent rights thereunder); and

20.         the Debtors shall have otherwise substantially consummated the Restructuring Transactions, and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement and the Plan, including the Restructuring Steps Memorandum.

B.	Waiver of Conditions Precedent

The conditions precedent to the Effective Date set forth in Article IX of the Plan may not be waived without the express prior written consent (which may be via e-mail of counsel) of each of the Debtors, the

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Required DIP Commitment Parties, the Strategic Investor, and (i) solely with respect to conditions that require the consent or agreement of the Required Consenting First Lien Creditors or relate to distributions owed to the Holders of First Lien Claims or the First Lien Group or their advisors (in each case, solely with respect to the First Lien Claims), the Required Consenting First Lien Creditors, and (ii) solely with respect to conditions that require the consent or agreement of the UCC or relate to distributions owed to Holders of Go-Forward Trade Claims or General Unsecured Claims, the UCC, which waiver shall be effective without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

Article X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations contained in the Plan and the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan (in each case, subject to the rights set forth in the Restructuring Support Agreement). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, before or after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan (in each case, subject to the rights set forth in the Restructuring Support Agreement).

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

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C.	Revocation or Withdrawal of Plan

To the extent permitted by the Restructuring Support Agreement and subject to the consent rights therein, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

Article XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.         allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.         decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.         resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.         ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.         adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.         enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and

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contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, including the Restructuring Support Agreement;

7.         enforce any order for the sale of property pursuant to section 363, 1123, or 1146(a) of the Bankruptcy Code;

8.         grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.         adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10.         adjudicate, decide, and resolve any cases, controversies, suits, or disputes related to (and/or arising under, as applicable) the Sinclair-Related Litigations, the Sinclair Settlement Order, any agreements or other documents related or entered into in connection with the Sinclair Settlement Order, the Litigation Trust (if any), and the Litigation Trust Documents (if any);

11.         issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.         resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Sinclair Settlement Order, the Confirmation Order, the Litigation Trust Documents (if any), or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Sinclair Settlement Order, the Confirmation Order, the Litigation Trust Documents (if any), or the Restructuring Transactions;

13.         hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.M of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14.         enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

16.         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17.         enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18.         enforce all orders previously entered by the Bankruptcy Court; and

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19.         hear any other matter not inconsistent with the Bankruptcy Code; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

B.	Additional Documents

Subject to and in accordance with the Restructuring Support Agreement, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees and applicable interest payable pursuant to section 1930(a) of the Judicial Code, including fees payable to the U.S. Trustee, shall be paid by each of the Reorganized Debtors (or the Distribution Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until such Debtor’s Chapter 11 Case is converted, dismissed, or a final decree closing such Chapter 11 Cases is issued, whichever occurs first.

D.	Payment of Certain Fees and Expenses

Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay on the Effective Date all then-outstanding reasonable and documented unpaid fees and expenses incurred on or before the Effective Date (including an estimate of fees and expenses incurred on or before the Effective Date) by all of the attorneys, advisors, and other professionals payable under the DIP Order, the DIP Documents, the Restructuring Support Agreement, and the Convertible B Exit Notes Commitment Letter, without the need for such attorneys, advisors, and other professionals to file fee applications, Claims, or any other applications or motions with the Bankruptcy Court.

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Without any further notice to or action, order, or approval of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, shall pay on the Effective Date, in Cash, all then-outstanding Prepetition Agent and Trustee Fees and Expenses (including an estimate of fees and expenses incurred on or before the Effective Date), as applicable, without the need for the Prepetition Notes Trustees or Prepetition Agents, or their respective professionals, to file fee applications, Claims, or any other applications or motions with the Bankruptcy Court. After the Effective Date, and within ten calendar days after submission of reasonably detailed summary invoices, the Reorganized Debtors shall pay in full in Cash the Prepetition Agent and Trustee Fees and Expenses, without further Bankruptcy Court approval, in the ordinary course on or after the Effective Date.

Following the Effective Date, and subject to receipt of reasonably detailed summary invoices, the Reorganized Debtors shall reimburse all reasonable and documented fees and expenses incurred by the First Lien Group Advisors, the First Lien Agent (including the fees, expenses, and disbursements of counsel to the First Lien Agent), the Crossover Group Advisors, or the Strategic Investor Advisors (as defined in the Restructuring Support Agreement) on or after the Effective Date solely in connection with the implementation of the Plan (including, for the avoidance of doubt, such fees and expenses incurred in connection with the prosecution or defense of any appeals thereof). Such reasonably detailed summary invoices may be delivered by e-mail to the Reorganized Debtors. The Reorganized Debtors shall promptly pay following the receipt of such invoices (but no later than 10 calendar days following receipt thereof), in full, all reasonable fees and expenses set forth therein, without further Bankruptcy Court approval, in the ordinary course.

E.	Statutory Committee and Cessation and Expense Payment

On the Effective Date, the UCC shall dissolve and each UCC Member and its employees or agents and each Professional retained by the UCC shall be released from all rights and duties from or related to the Chapter 11 Cases; provided that, following the Effective Date the UCC shall continue in existence and shall have standing and the right to be heard for the following limited purposes: (i) applications, and any relief related thereto, for compensation by Professionals and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (ii) any appeals of, or related to, (a) the Confirmation Order or (b) any other appeal to which the UCC is a party. Except as set forth in the prior proviso, the Debtors, the Reorganized Debtors, the Estates, and the Litigation Trust (if any) shall not be responsible for paying any fees or expenses incurred by the UCC or any other statutory committee, including counsel and advisors thereto, after the Effective Date.

F.	Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

G.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

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H.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, affiliated investment funds or investment vehicles, managed accounts or funds, investment managers, advisors, and sub-advisors with discretionary authority, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

I.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	If to the Debtors, to:

Diamond Sports Group, LLC
2960 Post Road
Southport, CT 06890
Attention: David Preschlack
E-mail address: [***]

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Brian S. Hermann, Andrew M. Parlen, Joseph M. Graham, and Alice Nofzinger
E-mail addresses: bhermann@paulweiss.com; aparlen@paulweiss.com; jgraham@paulweiss.com; anofzinger@paulweiss.com

-and-

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
Attention: John F. Higgins, M. Shane Johnson, Megan Young-John, and Bryan L. Rochelle
E-mail addresses: jhiggins@porterhedges.com; sjohnson@porterhedges.com; myoung-john@porterhedges.com; brochelle@porterhedges.com

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-and-

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich St., 45th floor
New York, NY 10007
Attention: Andrew Goldman, Benjamin Loveland, and Lauren Lifland
E-mail addresses: Andrew.Goldman@wilmerhale.com; Benjamin.Loveland@wilmerhale.com; Lauren.Lifland@wilmerhale.com

2.	If to the First Lien Group, to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attention: Daniel Eggermann, Jennifer Sharret, and Ashland Bernard
E-mail addresses: deggermann@kramerlevin.com; jsharret@kramerlevin.com; abernard@kramerlevin.com

3.	If to the Crossholder Group, to:

Paul Hastings LLP
200 Park Avenue
New York, NY 10166
Attention: Jayme Goldstein, Sayan Bhattacharyya, Christopher Guhin, and Matthew Garofalo
E-mail address: jaymegoldstein@paulhastings.com; sayanbhattacharyya@paulhastings.com; chrisguhin@paulhastings.com; mattgarofalo@paulhastings.com

4.	If to the Strategic Investor, to:

Latham & Watkins LLP
1271 6th Avenue
New York, NY 10020
Attention: Andrew Elken and Tessa Bernhardt
E-mail address: andrew.elken@lw.com; tessa.bernhardt@lw.com

-and-

Latham & Watkins LLP
10250 Constellation Blvd. Suite 1100
Los Angeles, CA 90067
Attention: Rick Offsay
E-mail address: rick.offsay@lw.com

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-and-

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention: Caroline Reckler and Jonathan Gordon
E-mail address: caroline.reckler@lw.com; jonathan.gordon@lw.com

5.	If to the Second Lien Group, to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Scott J. Greenberg and Jason Zachary Goldstein
E-mail address: sgreenberg@gibsondunn.com; jgoldstein@gibsondunn.com

6.	If to the UCC, to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Ira S. Dizengoff, Abid Qureshi, and Naomi Moss
E-mail addresses: idizengoff@akingump.com; aqureshi@akingump.com; nmoss@akingump.com

-and-

Akin Gump Strauss Hauer & Feld LLP
2001 K. Street N.W.
Washington, DC 20006
Attention: Scott L. Alberino
E-mail address: salberino@akingump.com

-and-

Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street, Suite 1800
Dallas, TX 75201
Attention: Marty L. Brimmage
E-mail address: mbrimmage@akingump.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

J.	Entire Agreement

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements,

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understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Claims Agent at https://cases.ra.kroll.com/DSG or the Bankruptcy Court’s website at www.txs.uscourts.gov/page/bankruptcy-court. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

L.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors and Required Consenting Parties; and (3) non-severable and mutually dependent. Notwithstanding anything to the contrary in the preceding sentence, and for the avoidance of doubt, (a) prior to the Effective Date, each of the documents included in the Plan Supplement may be modified in accordance with the terms of the Plan and (b) following the Effective Date, each of the documents included in the Plan Supplement may be modified in accordance with its terms (to the extent applicable).

M.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, each of the Debtors, the Exculpated Parties, and the Released Parties will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, each of the Debtors, the Exculpated Parties, and the Released Parties (and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys) will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan or any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan or any previous plan.

N.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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O.	Closing of Chapter 11 Cases

Following the Effective Date, the Reorganized Debtors shall be permitted to (i) close all of the Chapter 11 Cases except for one of the Chapter 11 Cases as determined by the Reorganized Debtors, and any contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case and (ii) change the name of the remaining Debtor and case caption of the remaining open Chapter 11 Case as desired, in the Reorganized Debtors’ sole discretion.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

P.	Sinclair Settlement Order

Notwithstanding anything to the contrary herein, to the extent there is any conflict among the Sinclair Settlement Order and the Plan, the Sinclair Settlement Order shall control for all purposes.

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Dated: April 17, 2024	Respectfully submitted,

Diamond Sports Group, LLC (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors in Possession)

	By:	/s/ David Preschlack
		Name:	David Preschlack
		Title:	Chief Executive Officer

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